  Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BETWEEN:

MEZZOTIN MINERALS INC.

- and -

INDUS HOLDING COMPANY

- and -

2670995 ONTARIO INC.

- and -

2670764 ONTARIO INC.

Dated March 29, 2019

TABLE OF CONTENTS

ARTICLE I GENERAL		2
1.1	Defined Terms	2
1.2	Pre-Business Combination – Name Change, Reclassification and Creation of Shares	2
1.3	Business Combination – Subscription of Super Voting Shares	2
1.4	Business Combination – Financing of Canadian Finco	2
1.5	Business Combination – Exchange of Subscription Receipts	3
1.6	Business Combination - Amalgamation	3
1.7	Business Combination – Wind up of Amalco	5
1.8	Business Combination – Subscription by Mezzotin	5
1.9	Business Combination – Contribution of Shares to Mezzotin by Indus Shareholders	5
1.10	Business Combination – Continuance	5
1.11	Business Combination – Completion of Transactions	6
1.12	U.S. Tax Matters	6
1.13	Board of Directors and Officers	6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF INDUS AND cANADIAN FINCO		7
2.1	Organization and Good Standing	7
2.2	Consents, Authorizations, and Binding Effect	7
2.3	Litigation and Compliance	8
2.4	Financial Statements	9
2.5	Contracts	9
2.6	Capitalization	9
2.7	US Tax Status As A Non-USRPHCo.	10
2.8	No Other Representations	10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF MEZZOTIN and Mezzotin subco		10
3.1	Organization and Good Standing	11
3.2	Consents, Authorizations, and Binding Effect	11
3.3	Litigation and Compliance	12
3.4	Public Filings; Financial Statements	13
3.5	Taxes	14
3.6	Pension and Other Employee Plans and Agreement	15
3.7	Labour Relations	15
3.8	Contracts, Etc	15
3.9	Absence of Certain Changes, Etc.	15
3.10	Subsidiaries	16
3.11	Capitalization	16
3.12	Environmental Matters	17
3.13	Licence and Title	17
3.14	Indebtedness	18
3.15	Undisclosed Liabilities	18
3.16	Brokers	18
3.17	Anti-Bribery Laws	18
3.18	No Other Representations	19
ARTICLE IV COVENANTS		19
4.1	Covenants of Indus	19
4.2	Covenants of Mezzotin	20

i

4.3	Covenants of Canadian Finco	22
4.4	Covenants of Mezzotin Subco	22
ARTICLE V CONDITIONS TO OBLIGATIONS OF MEZZOTIN		23
5.1	Conditions Precedent to Completion of the Business Combination	23
ARTICLE VI CONDITIONS TO OBLIGATIONS OF Indus AND CANADIAN FINCO		24
6.1	Conditions Precedent to Completion of the Business Combination	24
ARTICLE VII MUTUAL CONDITIONS PRECEDENT		26
7.1	Mutual Conditions Precedent	26
ARTICLE VIII CLOSING		27
8.1	Closing	27
8.2	Termination of this Agreement	27
8.3	Dissenting Shareholders	28
8.4	Survival of Representations and Warranties; Limitation	28
8.5	Good Faith	28
ARTICLE IX standstill		28
9.1	Indus Standstill	28
9.2	Mezzotin Standstill	29
ARTICLE X MISCELLANEOUS		29
10.1	Further Actions	29
10.2	Entire Agreement	29
10.3	Descriptive Headings	29
10.4	Notices	30
10.5	Costs and Expenses	31
10.6	Governing Law	31
10.7	Enurement and Assignability	31
10.8	Confidentiality	31
10.9	Remedies	31
10.10	Waivers and Amendments	32
10.11	Illegalities	32
10.12	Currency	32
10.13	Third-Party Beneficiaries	32
10.14	Counterparts	32
SCHEDULE A DEFINITIONS		A-1
SCHEDULE B		B-1
SCHEDULE C SUBORDINATE VOTING SHARE TERMS		C-1
SCHEDULE D CONVERTIBLE SHARE AND INDUS VOTING COMMON SHARE TERMS		D-1
SCHEDULE E SUPER VOTING SHARE TERMS		E-1

ii

BUSINESS COMBINATION AGREEMENT

THIS AGREEMENT dated March 29, 2019 is made

BETWEEN:

MEZZOTIN MINERALS INC., a corporation existing under the laws of Ontario

(hereinafter referred to as “Mezzotin”)

- and -

INDUS HOLDING COMPANY, a corporation existing under the laws of Delaware

(hereinafter referred to as “Indus”)

-and -

2670764 ONTARIO INC., a corporation existing under the laws of Ontario

(hereinafter referred to as “Mezzotin Subco”)

-and -

2670995 ONTARIO INC., a corporation existing under the laws of Ontario

(hereinafter referred to as “Canadian Finco”)

WHEREAS the Parties (as hereinafter defined) have agreed, subject to the satisfaction of certain conditions precedent, that prior to or concurrently with the Amalgamation (as hereinafter defined), (A) Indus will create the Indus Voting Common Shares and the Convertible Shares (as hereinafter defined) and the outstanding Indus Shares will be reclassified, directly or indirectly, as Convertible Shares at a rate of one (1) Convertible Share for every one (1) Indus Share held, (B) non-U.S. shareholders of Indus (and such U.S. shareholders of Indus as may elect to participate) will contribute their Convertible Shares to Mezzotin in exchange for Subordinate Voting Shares (as hereinafter defined) at a rate of one (1) Subordinate Voting Share for every one (1) Convertible Share contributed (the “Indus Exchange”), (C) certain shareholders of Indus will purchase Super Voting Shares (as hereinafter defined), all as further described herein and (D) outstanding compensatory Indus Options will be amended (to the extent their terms are not self-operative) to entitle the holders thereof to acquire Subordinate Voting Shares in lieu of Indus Shares on a 1:1 basis, and otherwise on the same terms and conditions as the compensatory Indus Options ((A) through (D), the “Indus Reorganization”);

AND WHEREAS the Parties have agreed, subject to the satisfaction of certain conditions precedent, that Mezzotin, Canadian Finco and Mezzotin Subco will carry out a three-cornered Amalgamation pursuant to Section 174 of the Business Corporations Act (Ontario) (the “OBCA”) pursuant to which, among other things:

(i)
each Mezzotin Subco Share (as hereinafter defined) will be exchanged for one Amalco Share (as hereinafter defined); and

(ii)
each Canadian Finco Share (as hereinafter defined) held by Canadian Finco Shareholders (as hereinafter defined) will be exchanged for one Subordinate Voting Share (as hereinafter defined);

AND WHEREAS prior to or at the Effective Time (as hereinafter defined), Mezzotin will (A) complete the Name Change (as hereinafter defined); (B) create the Subordinate Voting Shares and the Super Voting Shares; (C) complete the Reclassification (as hereinafter defined) whereby the Mezzotin Shares will be reclassified as a smaller number of Subordinate Voting Shares; and (D) complete the Continuance (as hereinafter defined) pursuant to which Mezzotin will continue from the Province of Ontario to the Province of British Columbia, all as further set forth herein;

AND WHEREAS, the Parties wish to make certain representations, warranties, covenants and agreements in connection with the Business Combination (as hereinafter defined);

NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
GENERAL

1.1
Defined Terms

Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Schedule A.

1.2
Pre-Business Combination – Name Change, Reclassification and Creation of Shares

Prior to the steps in sections 1.3, 1.6, 1.8 and 1.10, (i) Mezzotin shall take all necessary steps to give effect to and implement the creation of the Subordinate Voting Shares and Super Voting Shares, the removal of the Mezzotin Shares as an authorized class of shares of Mezzotin, the Name Change and the Reclassification upon and subject to the terms of this Agreement; and (ii) Indus shall take all necessary steps to give effect to the creation of the Convertible Shares and Indus Voting Common Shares, and the outstanding Indus Shares will be reclassified, directly or indirectly, as Convertible Shares at a rate of one (1) Convertible Share for every one (1) Indus Share held.

1.3
Business Combination – Subscription of Super Voting Shares

Robert Weakley will subscribe for Super Voting Shares carrying voting rights that would, in aggregate, represent approximately 85% of the voting rights of Mezzotin upon completion of the Business Combination on a fully diluted basis for a purchase price of US$40,000.

1.4
Business Combination – Financing of Canadian Finco

Pursuant to the Financing, investors will invest cash for subscription receipts (the “Subscription Receipts”) of Canadian Finco, with each Subscription Receipt representing the right of the holder thereof to receive, in certain circumstances set forth in the terms attached to the Subscription Receipts, one Canadian Finco Share, without any further act or formality, and for no additional consideration.

1.5
Business Combination – Exchange of Subscription Receipts

The Subscription Receipts will automatically be exchanged for Canadian Finco Shares pursuant to the terms and conditions of the Subscription Receipts and the Subscription Receipt Agreement.

1.6
Business Combination - Amalgamation

(a)
The Amalgamation shall be effected pursuant to which Canadian Finco and Mezzotin will combine their respective businesses and assets by way of a “three-cornered amalgamation” among Mezzotin, Mezzotin Subco and Canadian Finco in accordance with the terms and conditions of this Section 1.6.

(b)
Mezzotin has prepared and mailed the Mezzotin Circular to the Mezzotin Shareholders, has called and held the Mezzotin Meeting and has obtained requisite approvals for all Mezzotin Meeting Matters. Mezzotin shall not amend or supplement the Mezzotin Circular without the prior written consent of Indus, such consent not to be unreasonably withheld or delayed.

(c)
By the Effective Time, (i) Canadian Finco shall have obtained the written consent resolution of the Canadian Finco Shareholders approving the Amalgamation; and (ii) Mezzotin shall have executed a written consent resolution approving the Amalgamation.

(d)
Upon the completion of the Name Change, the Reclassification and the creation of the Convertible Shares by Indus, and the satisfaction or waiver of all other conditions precedent to the completion of the Amalgamation, Mezzotin Subco and Canadian Finco shall jointly complete and file the Articles of Amalgamation with the Director under the OBCA.

(e)
Upon the issue of a Certificate of Amalgamation giving effect to the Amalgamation, Mezzotin Subco and Canadian Finco shall be amalgamated and shall continue as one corporation effective on the date of the Certificate of Amalgamation (the “Effective Date”) under the terms and conditions prescribed in the Amalgamation Agreement.

(f)
At the Effective Time and as a result of the Amalgamation:

(i)
each holder of Canadian Finco Shares shall receive one fully paid and non-assessable Subordinate Voting Share for each Canadian Finco Share held, following which all such Canadian Finco Shares shall be cancelled;

(ii)
Mezzotin shall receive one fully paid and non-assessable Amalco Share for each one Mezzotin Subco Share held by Mezzotin, following which all such Mezzotin Subco Shares shall be cancelled;

(iii)
each holder of Canadian Finco Compensation Options shall receive one Mezzotin Compensation Option for each Canadian Finco Compensation Option held, following which all such Canadian Finco Compensation Options shall be cancelled;

(iv)
in consideration of the issuance of Subordinate Voting Shares pursuant to paragraph 1.6(f)(i), Amalco shall issue to Mezzotin one Amalco Share for each Subordinate Voting Share issued;

(v)
Mezzotin shall add to the capital maintained in respect of the Subordinate Voting Shares an amount equal to the aggregate paid-up capital for purposes of the ITA of the Canadian Finco Shares immediately prior to the Effective Time;

(vi)
Amalco shall add to the capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the ITA of the Mezzotin Subco Shares and Canadian Finco Shares immediately prior to the Amalgamation;

(vii)
no fractional Subordinate Voting Shares shall be issued to holders of Canadian Finco Shares; in lieu of any fractional entitlement, the number of Subordinate Voting Shares issued to each former holder of Canadian Finco Shares shall be rounded down to the next lesser whole number of Subordinate Voting Shares without any payment in respect of such fractional Subordinate Voting Share;

(viii)
Mezzotin shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to transactions contemplated by this Agreement to any holder of Canadian Finco Shares such amounts as are required to be deducted and withheld with respect to such payment under the ITA or any provision of provincial, state, local or foreign tax law, in each case as amended; to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Canadian Finco Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority; and

(ix)
Amalco will become a wholly-owned subsidiary of Mezzotin.

(g)
At the Effective Time:

(i)
subject to subsection 1.6(f)(i), the registered holders of Canadian Finco Shares shall become the registered holders of the Subordinate Voting Shares to which they are entitled, calculated in accordance with the provisions hereof; Mezzotin shall deliver the Subordinate Voting Shares to former holders of Canadian Finco Shares electronically or in physical form in accordance with the instructions of the former holder thereof, without the need for such holder to surrender certificates representing the Canadian Finco Shares and absent such instructions, Mezzotin shall provide the Subordinate Voting Shares in the same form as such holder previously held the Subscription Receipts; and

(ii)
Mezzotin shall become the registered holder of the Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof, and shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled, calculated in accordance with the provisions hereof.

(h)
At the Effective Time, the registered holders of Canadian Finco Compensation Options shall become the registered holders of Mezzotin Compensation Options to which they are entitled in accordance with the provisions hereof. Mezzotin shall deliver certificates representing the Mezzotin Compensation Options to former holders of Canadian Finco Compensation Options in accordance with the instructions of former holders thereof.

(i)
Subject to the provisions of the OBCA, the following provisions shall apply to Amalco:

(i)
without in any way restricting the powers conferred upon Amalco or its board of directors by the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(A)
borrow money upon the credit of Amalco;

(B)
issue, re-issue, sell or pledge debt obligations of Amalco;

(C)
subject to the provisions of the OBCA, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

(D)
mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco owned or subsequently acquired, to secure any obligation of Amalco; and

(ii)
the board of directors may from time to time delegate to a director, a committee of directors or an officer of Amalco any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

1.7
Business Combination – Wind up of Amalco

Amalco will be wound up into Mezzotin and as a result, the assets of Amalco (which will consist of the Transferred Funds) will become the property of Mezzotin.

1.8
Business Combination – Subscription by Mezzotin

Mezzotin will subscribe for Indus Voting Common Shares for an aggregate purchase price equal to the amount of the Transferred Funds.

1.9
Business Combination – Contribution of Shares to Mezzotin by Indus Shareholders

Indus will enter into the Contribution Agreement in a form to be agreed between Indus and Mezzotin, each acting reasonably, and at the Effective Time, applicable holders of Convertible Shares and Mezzotin will complete the Indus Exchange, and thereafter U.S. shareholders of Indus may from time to time elect to redeem their Convertible Shares in exchange for Subordinate Voting Shares at the same rate (or under certain circumstances for the cash value of such shares as provided in the share terms for the Convertible Shares) or, to the extent permitted by Mezzotin following the Effective Time, exchange their Convertible Shares directly with Mezzotin for Subordinate Voting Shares at the same rate.

1.10
Business Combination – Continuance

Indus will complete the applicable filings to effect the Continuance.

1.11
Business Combination – Completion of Transactions

The Parties intend and agree that the transactions set forth in Sections 1.3 through 1.10 shall be completed as specified and that no single transaction of Sections 1.3 through 1.10 shall be completed without the intent of the Parties to complete the remaining transactions.

1.12
U.S. Tax Matters

Each Party agrees that: (a) the transactions set forth in Section 1.3 through 1.10 are intended to constitute a single integrated transaction qualifying as a tax-deferred contribution pursuant to Section 351 of the Code; (b) such Party shall retain such records and file such information as is required to be retained and filed pursuant to U.S. Treasury Regulations section 1.351-3 in connection with each of the transactions set forth in subsection (a); and (c) such Party shall otherwise use its best efforts to cause the transactions set forth in subsection (a) to qualify as a tax-deferred contribution, in each case pursuant to Section 351 of the Code. In connection with transactions described in subsection (a), the Parties agree to treat Mezzotin as a United States domestic corporation for all U.S. federal income tax purposes under Section 7874(b) of the Code. Except as otherwise required by this Agreement, no Party shall knowingly take any action, fail to take any action, cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent (1) the transactions described in subsection (a) from each qualifying as a tax-deferred contribution within the meaning of Section 351 of the Code, or (2) Mezzotin from being treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code. Notwithstanding the above, each Party intends that the portion of the Indus Reorganization applicable to the U.S. shareholders constitutes a tax-free recapitalization under Section 368(a)(1)(E) of the Code of their Indus Shares into new Indus voting common shares (herein, the Convertible Shares). Each Party hereto agrees to act in good faith, consistent with the terms of this Agreement and the intent of the Parties and the intended treatment of such transactions as set forth in this Section 1.12. Notwithstanding the foregoing, no Party makes any representation, warranty or covenant to any other party or to any shareholder of Indus or Canadian Finco or other holder of Indus or Canadian Finco securities (including, without limitation, stock options, warrants, subscription receipts, debt instruments or other similar rights or instruments) regarding the tax treatment of the transactions contemplated by this Agreement, including, but not limited to, (i) whether the transactions described in subsection (a) will each qualify as a tax-deferred contribution within the meaning of Section 351 of the Code, (ii) whether the U.S. shareholders of Indus may receive the Convertible Shares and their inherent exchange rights on a tax-free basis as a tax-free recapitalization under Section 368(a)(1)(E) of the Code, or (iii) or whether Mezzotin will be treated as a United States domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code as a result of the transactions set forth in subsection (a).

1.13
Board of Directors and Officers

Each of the Parties hereby agrees that concurrently with the completion of the Business Combination, all of the current directors and officers of Mezzotin and Mezzotin Subco shall resign without payment by or any liability of Mezzotin, Canadian Finco, Mezzotin Subco, Amalco or Indus, and each such director and officer shall execute and deliver a release in favour of Mezzotin, Mezzotin Subco, Canadian Finco, Amalco and Indus, in a form acceptable to Mezzotin and Indus, each acting reasonably, and the board of directors of Mezzotin shall consist of seven directors, and the directors and officers of Mezzotin shall be comprised of persons nominated by Indus and conditionally elected at the Mezzotin Meeting (collectively, the “New Mezzotin Nominees”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF INDUS AND CANADIAN FINCO

Each of Indus and Canadian Finco jointly and severally represents and warrants to and in favour of Mezzotin and Mezzotin Subco and acknowledges that Mezzotin and Mezzotin Subco are relying on such representations and warranties in connection with this Agreement and the transactions contemplated herein:

2.1
Organization and Good Standing

(a)
Each of Indus and Canadian Finco is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Indus.

(b)
Each of Indus and Canadian Finco has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted.

(c)
Neither Indus nor Canadian Finco is or will be a reporting issuer or the equivalent in any jurisdiction at the Effective Time.

2.2
Consents, Authorizations, and Binding Effect

(a)
Other than the requisite approvals of the CSE and the shareholders of Indus, each of Indus and Canadian Finco may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)
consents, approvals, authorizations and waivers which have been obtained (or will be obtained prior to the Effective Date) and are unconditional, and in full force and effect, and notices which have been given on a timely basis; or

(ii)
those which, if not obtained or made, would not prevent or delay the consummation of the Business Combination or otherwise prevent either Indus or Canadian Finco from performing its respective obligations under this Agreement and would not be reasonably likely to be materially adverse to Indus.

(b)
Each of Indus and Canadian Finco has full corporate power and authority to execute and deliver this Agreement and each ancillary document to which it is a party and to perform its obligations hereunder.

(c)
This Agreement has been duly authorized, executed and delivered by each of Indus and Canadian Finco and constitutes a legal, valid, and binding obligation of each, enforceable against each in accordance with its terms, except:

(i)
as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors’ rights or the relief of debtors; and

(ii)
that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)
The execution, delivery, and performance of this Agreement will not:

(i)
constitute a violation of the constating documents of Indus or Canadian Finco;

(ii)
in any material respect, conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which Indus or Canadian Finco is a party or as to which any of its property is subject;

(iii)
constitute a material violation of any Law applicable or relating to Indus or Canadian Finco or its business; or

(iv)
result in the creation of any Lien upon any of the assets of Indus or Canadian Finco.

(e)
The board of directors of Indus have unanimously: (i) approved the Business Combination and the execution, delivery and performance of this Agreement; and (ii) directed that the Business Combination be submitted to the shareholders of Indus for approval, and unanimously recommended approval thereof.

(f)
The board of directors of Canadian Finco has unanimously approved the Amalgamation and the execution, delivery and performance of this Agreement.

(g)
Other than pursuant to this Agreement, neither Indus nor any Affiliate or Associate of Indus nor, to the knowledge of Indus, any director or officer of Indus beneficially owns or has the right to acquire a beneficial interest in any Mezzotin Shares.

2.3
Litigation and Compliance

(a)
Other than as disclosed to Mezzotin in writing, there are no actions, suits, claims or proceedings, whether in equity or at law or, any Governmental investigations pending or, to the knowledge of Indus, threatened:

(i)
against or affecting Indus or Canadian Finco or with respect to or affecting any asset or property owned, leased or used by Indus or Canadian Finco; or

(ii)
which question or challenge the validity of this Agreement, or the Business Combination or any action taken or to be taken pursuant to this Agreement, or the Business Combination.

(b)
Other than in respect of laws of the United States Federal government relating to cannabis and its derivatives, Indus has conducted and is conducting its business in compliance with, and is not in material default or violation under, and has not received notice asserting the existence of any material default or violation under, any Law applicable to its business or operations.

(c)
Neither Indus, nor any asset of Indus is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had, or which is material to Indus or which is reasonably likely to prevent Indus from performing its obligations under this Agreement.

(d)
Indus has duly filed or made all material reports and returns required to be filed by it with any Government and has obtained all material permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental (excluding U.S. federal Governmental), regulatory or otherwise) which are required in connection with its business and operations.

2.4
Financial Statements

(a)
The financial statements (including, in each case, any notes thereto) of Indus for the years ended December 31, 2017 and 2016 and for the nine month period ended September 30, 2018 (collectively, the “Indus Financial Statements”) were prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated assets, liabilities and financial condition of Indus as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of Indus for the periods then ended.

2.5
Contracts

(a)
Other than as contemplated herein or disclosed in the Indus Financial Statements and other than employment agreements entered into in the ordinary course, there are no contracts with Indus, on the one hand, and: (i) any officer or director of Indus; (ii) any holder of 5% or more of the equity securities of Indus; or (iii) an Associate or Affiliate of a person in (i) or (ii), on the other hand.

2.6
Capitalization

(a)
As at the date hereof, the authorized capital of Indus consists of 35,000,000 Indus Common Shares, and 18,200,000 preferred shares consisting of Indus Series A Shares, Indus Series A2 Shares and Indus Series B Shares, of which 10,730,299 Indus Common Shares, 5,467,370 Indus Series A Shares, 2,358,976 Indus Series A2 Shares and 9,902,600 Indus Series B Shares are issued and outstanding.

(b)
All issued and outstanding shares in the capital of Indus have been duly authorized and are validly issued, fully paid and non-assessable, free of pre-emptive rights.

(c)
There are no authorized, outstanding or existing:

(i)
voting trusts or other agreements or understandings with respect to the voting of any Indus Shares to which Indus is a party, other than the Indus Related Agreements;

(ii)
securities issued by Indus that are convertible into or exchangeable for any Indus Shares other than an aggregate of 2,419,048 Indus Options (of which 1,904,798 are outstanding as of March 27, 2019) and 2,411,516 Indus Warrants;

(iii)
agreements, options, warrants, or other rights capable of becoming agreements, options or warrants to purchase or subscribe for any Indus Shares or securities convertible into or exchangeable or exercisable for any Indus Shares, in each case granted, extended or entered into by Indus, other than as set forth in this subsection 2.6(c);

(iv)
agreements of any kind to which Indus is party relating to the issuance or sale of any Indus Shares, or any securities convertible into or exchangeable or exercisable for any Indus Shares or requiring Indus to qualify any of its securities for distribution by prospectus under Canadian Securities Laws, other than as set forth in this subsection 2.6(c); or

(v)
agreements of any kind which may obligate Indus to issue or purchase any of its securities, other than as set forth in this subsection 2.6(c).

2.7
US Tax Status As A Non-USRPHCo.

Indus is not a U.S. real property holding corporation as that term is defined in Section 897(c) of the Code.

2.8
No Other Representations

(a)
None of Indus nor Canadian Finco nor any Person acting on behalf of Indus or Canadian Finco makes or will be deemed to have made (a) any representation or warranty, express or implied, regarding Indus or Canadian Finco or their business, assets or liabilities except as set forth in this Article II or (b) any representations or warranties, express or implied, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of Indus or Canadian Finco.

(b)
Indus and Canadian Finco acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Indus and Canadian Finco have relied solely upon the representations and warranties of Mezzotin and Mezzotin Subco contained in Article III. Except for the representations and warranties made by Mezzotin and Mezzotin Subco in Article III, each of Indus and Canadian Finco specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by Mezzotin or Mezzotin Subco or any other Person, and acknowledges and agrees that Mezzotin and Mezzotin Subco have specifically disclaimed and do hereby disclaim any other representation or warranty whatsoever, express or implied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MEZZOTIN AND MEZZOTIN SUBCO

Each of Mezzotin and Mezzotin Subco hereby jointly and severally represents and warrants to Indus and Canadian Finco as follows and acknowledges that each of Indus and Canadian Finco is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated herein:

3.1
Organization and Good Standing

(a)
Each Mezzotin Group Member is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted, except where the failure to be so qualified would not have a Material Adverse Effect on Mezzotin or on any such company. Except for Mezzotin Subco, there are no other direct or indirect subsidiaries of Mezzotin.

(b)
Each Mezzotin Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

(c)
Mezzotin has delivered or made available to Indus (i) complete and correct copies of Mezzotin and Mezzotin Subco’s governing instruments; (ii) copies of such written consents and approvals of the shareholders of the respective company and its board of directors as are in such company’s possession; and (iii) such written board materials relating to meetings of the directors of such companies as are in such company’s possession.

3.2
Consents, Authorizations, and Binding Effect

(a)
Mezzotin and Mezzotin Subco may execute, deliver, and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, or giving any notice or otherwise, except:

(i)
the approval of the Mezzotin Subco Amalgamation Resolution by Mezzotin as sole shareholder of Mezzotin Subco;

(ii)
the approval of the CSE for the Business Combination and other transactions contemplated hereby;

(iii)
the approval of the TSX-V to delist the Mezzotin Shares therefrom;

(iv)
consents, approvals, authorizations and waivers, which have been obtained (or will be obtained prior to the Effective Date), and are unconditional and in full force and effect and notices which have been given on a timely basis;

(v)
the filing of Articles of Amalgamation with the Director under the OBCA; and

(vi)
those which, if not obtained or made, would not prevent or delay the consummation of the Amalgamation or otherwise prevent Mezzotin from performing its obligations under this Agreement and would not be reasonably likely to be materially adverse to the Mezzotin Group.

(b)
Each of Mezzotin and Mezzotin Subco has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to complete the Amalgamation, subject to the Mezzotin Subco Amalgamation Resolution by Mezzotin by written consent resolution.

(c)
The board of directors of Mezzotin have unanimously: (i) approved the Business Combination and the execution, delivery and performance of this Agreement; (ii) directed that the matters set out in the Mezzotin Circular be submitted to the Mezzotin Shareholders at the Mezzotin Meeting, and unanimously recommended approval thereof and (iii) approved the execution and delivery of the Mezzotin Subco Amalgamation Resolution by Mezzotin.

(d)
The board of directors of Mezzotin Subco have unanimously approved the Amalgamation and the execution, delivery and performance of this Agreement.

(e)
This Agreement has been duly executed and delivered by Mezzotin and Mezzotin Subco and constitutes a legal, valid, and binding obligation of Mezzotin and Mezzotin Subco enforceable against each of them in accordance with its terms, except:

(i)
as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and

(ii)
that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(f)
The execution, delivery, and performance of this Agreement will not:

(i)
constitute a violation of the constating documents of Mezzotin or Mezzotin Subco;

(ii)
in any material respect, conflict with, result in the breach of or constitute a default or give to others a right of termination, cancellation, creation or acceleration of any obligation under, or the loss of any material benefit under or the creation of any benefit or right of any third party under any material Contract, material permit or material license to which any Mezzotin Group Member is a party or as to which any of its property is subject;

(iii)
constitute a material violation of any Law applicable or relating to any Mezzotin Group Member or their respective businesses; or

(iv)
result in the creation of any Lien upon any of the assets of any Mezzotin Group Member.

(g)
No Mezzotin Group Member or any Affiliate or Associate of any Mezzotin Group Member, nor to the knowledge of Mezzotin, any director or officer of any Mezzotin Group Member, beneficially owns or has the right to acquire a beneficial interest in any Canadian Finco Shares.

3.3
Litigation and Compliance

(a)
There are no actions, suits, claims or proceedings, whether in equity or at law, or any Governmental investigations pending or, to the knowledge of Mezzotin, threatened:

(i)
against or affecting any Mezzotin Group Member or with respect to or affecting any asset or property owned, leased or used by any Mezzotin Group Member; or

(ii)
which question or challenge the validity of this Agreement or the Amalgamation or any action taken or to be taken pursuant to this Agreement or the Amalgamation;

nor is Mezzotin aware of any basis for any such action, suit, claim, proceeding or investigation.

(b)
Each Mezzotin Group Member has conducted and is conducting its business in material compliance with, and is not in material default or violation under, and has not received notice asserting the existence of any default or violation under, any Law applicable to the businesses or operations of the Mezzotin Group.

(c)
No Mezzotin Group Member, and no asset of any Mezzotin Group Member, is subject to any judgment, order or decree entered in any lawsuit or proceeding which is material to the Mezzotin Group or which is reasonably likely to prevent Mezzotin or Mezzotin Subco from performing its respective obligations under this Agreement.

(d)
Each Mezzotin Group Member has duly filed or made all material reports and returns required to be filed by it with any Government and has obtained all material permits, licenses, consents, approvals, certificates, registrations and authorizations (whether Governmental, regulatory or otherwise) which are required in connection with the business and operations of the Mezzotin Group.

(e)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Mezzotin, threatened of or against Mezzotin or any Mezzotin Group Member before any court, regulatory or administrative agency or tribunal.

3.4
Public Filings; Financial Statements

(a)
Mezzotin has filed all documents required pursuant to applicable Canadian Securities Laws (the “Mezzotin Securities Documents”). As of their respective dates, the Mezzotin Securities Documents complied in all material respects with the then applicable requirements of the Canadian Securities Laws (and all other applicable securities laws) and, at the respective times they were filed, none of the Mezzotin Securities Documents contained any misrepresentation or untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Mezzotin has not filed any confidential disclosure reports which have not at the date hereof become public knowledge.

(b)
The consolidated financial statements (including, in each case, any notes thereto) of Mezzotin for the years ended December 31, 2017 and 2016 and for the three and nine month periods ended September 30, 2018 and 2017 included in the Mezzotin Securities Documents were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated assets, liabilities and financial condition of Mezzotin and its consolidated subsidiaries as of the respective dates thereof and the consolidated earnings, results of operations and changes in financial position of Mezzotin and its consolidated subsidiaries for the periods then ended. Mezzotin has not, since December 31, 2017, made any change in the accounting practices or policies applied in the preparation of its financial statements.

(c)
Since December 31, 2017, other than as disclosed in the Mezzotin Securities Documents filed by Mezzotin on SEDAR: (i) there has not been any material change in the business, assets, liabilities, obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Mezzotin Group (considered on a consolidated basis); (ii) there has not been any material change in the equity capital or long-term debt of the Mezzotin Group (considered on a consolidated basis); and (iii) the Mezzotin Group has not carried on any active business.

(d)
Mezzotin is now, and on the Effective Date will be, a “reporting issuer” (or its equivalent) under Canadian Securities Laws of each of the Provinces of Ontario, Alberta and British Columbia. Mezzotin is not currently in default in any material respect of any requirement of Canadian Securities Laws and Mezzotin is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of such Provinces.

(e)
There has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) since December 31, 2017 with the present or former auditors of the Mezzotin Group.

(f)
No order ceasing or suspending trading in securities of any Mezzotin Group Member or prohibiting the sale of securities by any Mezzotin Group Member or prohibiting the Amalgamation or any of the matters contemplated in this Agreement has ever been issued and, to the knowledge of Mezzotin, no proceedings for this purpose have been instituted, are pending, contemplated or threatened by any securities commission, self-regulatory organization or the TSX-V.

(g)
Mezzotin maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)
There are no contracts with Mezzotin, on the one hand, and: (i) any officer or director of the Mezzotin Group; (ii) any holder of 5% or more of the equity securities of Mezzotin; or (iii) an Associate or Affiliate of a person in (i) or (ii), on the other hand other than the Max Mind Promissory Notes and the Mezzotin CFO Contract.

3.5
Taxes

Each Mezzotin Group Member has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it prior to the date hereof, all such Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, required to be shown or otherwise owed, have been timely paid, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the most recently published financial statements of Mezzotin. Mezzotin's most recent audited consolidated financial statements reflect a reserve in accordance with IFRS for all Taxes payable by the Mezzotin Group Members for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against any Mezzotin Group Member, there are no actions, suits, proceedings, investigations or claims pending or threatened against any Mezzotin Group Member in respect of Taxes or any matters under discussion with any Government relating to Taxes, and no waivers or written requests for waivers of the time to assess any such Taxes are outstanding or pending. Each Mezzotin Group Member has withheld from each payment made to any of their past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes required to be withheld therefrom and have paid the same to the proper tax or receiving officers within the time required under applicable Law. Each Mezzotin Group Member has remitted to the appropriate tax authorities within the time limits required all amounts collected by it in respect of Taxes. There are no Liens for Taxes upon any asset of the Mezzotin Group except Liens for Taxes not yet due.

3.6
Pension and Other Employee Plans and Agreement

Other than the Mezzotin Stock Option Plan, Mezzotin does not maintain or contribute to any Employee Plan. The Mezzotin Stock Option Plan has been approved by the TSX-V and was adopted by Mezzotin in accordance with the requirements of the TSX-V and complies in all material respects with the applicable policies of the TSX-V.

3.7
Labour Relations

(a)
No employees of any Mezzotin Group Member are covered by any collective bargaining agreement.

(b)
There are no representation questions, arbitration proceedings, labour strikes, slow-downs or stoppages, material grievances, or other labour troubles pending or, to the knowledge of Mezzotin, threatened with respect to the employees of any Mezzotin Group Member; and (ii) to the best of Mezzotin's knowledge, there are no present or pending applications for certification (or the equivalent procedure under any applicable Law) of any union as the bargaining agent for any employees of any Mezzotin Group Member.

3.8
Contracts, Etc

(a)
No Mezzotin Group Member is a party to or bound by any Contract other than the Max Mind Promissory Notes, the Mezzotin CFO Contract and the Mezzotin Finder’s Fee Agreement.

(b)
Each Mezzotin Group Member and, to the knowledge of Mezzotin, each of the other parties thereto, is in material compliance with all covenants under any material Contract, and no default has occurred which, with notice or lapse of time or both, would directly or indirectly constitute such a default, except for such non-compliance or default under any material Contract as has not been and will not be material to the Mezzotin Group.

(c)
Other than the Mezzotin Finder’s Fee Agreement, no Mezzotin Group Member is a party to or bound by any Contract that provides for any payment as a result of the consummation of any of the matters contemplated by this Agreement.

3.9
Absence of Certain Changes, Etc.

Since December 31, 2017, other than as disclosed in Mezzotin Securities Documents filed by Mezzotin on SEDAR since such date, the Mezzotin Group has not carried on any material business activities, there has been no Material Adverse Change in the Mezzotin Group, and except as contemplated by the Business Combination and this Agreement:

(a)
no Mezzotin Group Member has:

(i)
incurred any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) other than expenses (A) to pursue the Business Combination; and (B) in the ordinary course of business that are set forth on the balance sheet and taken into account in determining the Working Capital Deficiency;

(ii)
made or agreed to make any material expenditure;

(iii)
employed any Person or paid or made any commitment to pay any wages, fees or other compensation to any Person (other than legal and financial advisors in the ordinary course of business);

(iv)
other than pursuant to the Sabi Star Sale and the sale of related equipment and assets to Pan African Mining, each of which have been completed:

(A)
sold, transferred, distributed, or otherwise disposed of or acquired a material amount of its assets, or agreed to do any of the foregoing; or

(B)
entered into any material transaction or material Contract, or amended or terminated any material transaction or material Contract;

(v)
agreed or committed to do any of the foregoing, other than as set forth above and except for the Mezzotin Bonuses; and

(b)
there has not been any declaration, setting aside or payment of any dividend with respect to Mezzotin's share capital.

3.10
Subsidiaries

(a)
All of the outstanding shares in the capital of each member of the Mezzotin Group (other than Mezzotin) are owned, directly or indirectly, and beneficially by Mezzotin free and clear of all Liens. Mezzotin does not own, directly or indirectly, any equity interest of or in any entity or enterprise organized under the Laws of any domestic or foreign jurisdiction other than the Mezzotin Group Members excluding Mezzotin.

(b)
All outstanding shares in the capital of, or other equity interests in, each Mezzotin Group Member have been duly authorized and are validly issued, fully paid and non-assessable.

3.11
Capitalization

(a)
The authorized capital of Mezzotin consists of an unlimited number of Mezzotin Shares without nominal or par value, of which 56,994,069 Mezzotin Shares are issued and outstanding (prior to giving effect to the Reclassification). The Mezzotin Shares are listed on the NEX board of the TSX-V, and Mezzotin is in compliance with all applicable rules and regulations of the TSX-V in all material respects.

(b)
All issued and outstanding shares in the capital of Mezzotin have been duly authorized and are validly issued, fully paid and non-assessable, free of pre-emptive rights.

(c)
There are no authorized, outstanding or existing:

(i)
voting trusts or other agreements or understandings with respect to the voting of any Mezzotin Shares to which any Mezzotin Group Member is a party;

(ii)
securities issued by any Mezzotin Group Member that are convertible into or exchangeable for any Mezzotin Shares; or

(iii)
other than the Mezzotin Finder’s Fee:

(A)
agreements, options, warrants, or other rights capable of becoming agreements, options or warrants to purchase or subscribe for any Mezzotin Shares or securities convertible into or exchangeable or exercisable for any such common shares, in each case granted, extended or entered into by any Mezzotin Group Member;

(B)
agreements of any kind to which any Mezzotin Group Member is party relating to the issuance or sale of any Mezzotin Shares, or any securities convertible into or exchangeable or exercisable for any Mezzotin Shares or requiring Mezzotin to qualify securities of any Mezzotin Group Member for distribution by prospectus under Canadian Securities Laws; or

(C)
agreements of any kind which may obligate Mezzotin to issue or purchase any of its securities.

3.12
Environmental Matters

Each Mezzotin Group Member is in compliance with all applicable Environmental Laws and has not violated any then current Environmental Laws as applied at the relevant time. All operations of the Mezzotin Group, past or present, conducted on any real property, leased or owned by any member of the Mezzotin Group, past or present, and such properties themselves while occupied by a member of the Mezzotin Group have been and are in compliance with all Environmental Laws. No Mezzotin Group Member is the subject of: (i) any proceeding, application, order or directive which relates to any environmental, health or safety matter; or (ii) any demand or notice with respect to any Environmental Laws. Each Mezzotin Group Member has made adequate reserves for all reclamation obligations and has made appropriate arrangements, through obtaining reclamation bonds or otherwise to discharge such reclamation obligations, to the extent applicable. No member of the Mezzotin Group has caused or permitted the release of any Hazardous Substances on or to any of the assets or any other real property owned, leased or occupied by any member of the Mezzotin Group, either past or present (including underlying soils and substrata, surface water and groundwater) in such a manner as: (A) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; (B) would be reasonably likely to result in imposition of a Lien on or the expropriation of any of the assets of any member of the Mezzotin Group; or (C) at levels which exceed remediation and/or reclamation standards under any Environmental Laws or standards published or administered by those Governmental Authorities responsible for establishing or applying such standards. There is no environmental liability and there are no factors likely to give rise to any environmental liability affecting any of the current or former properties leased, owned or operated by any Mezzotin Group Member, including without limitation, properties disposed of pursuant to the Sabi Star Sale.

3.13
Licence and Title

Mezzotin is the absolute legal and beneficial owner of, and has good and marketable title to, all of its material property or assets (real and personal, tangible and intangible, including leasehold interests) including all the properties and assets reflected in the most recent financial statements of Mezzotin included in the Mezzotin Securities Documents and such properties and assets are not subject to any Lien or defect in title.

3.14
Indebtedness

No Mezzotin Group Member has any Indebtedness other than the Max Mind Promissory Notes.

3.15
Undisclosed Liabilities

There are no material Liabilities of any Mezzotin Group Member or in respect of which any Mezzotin Group Member may become liable on or after the consummation of the transactions contemplated hereby other than:

(a)
liabilities disclosed on or reflected or provided for in the most recent financial statements of Mezzotin included in the Mezzotin Securities Documents;

(b)
liabilities incurred, subsequent to the date of the most recent financial statements of Mezzotin included in the Mezzotin Securities Documents, in the ordinary and usual course of business of carrying out the transactions contemplated hereby and in maintaining Mezzotin as a reporting issuer not in default and its listing on the TSX-V, none of which has had or may reasonably be expected to have a Material Adverse Effect on the Mezzotin Group; and

(c)
the Mezzotin Bonuses and amounts owed pursuant to the Max Mind Promissory Notes, the Mezzotin CFO Contract and the Mezzotin Finder’s Fee Agreement.

3.16
Brokers

Other than the Mezzotin Finder’s Fee, no Mezzotin Group Member or, to the knowledge of Mezzotin, any of their respective Associates, Affiliates or Advisers have retained any broker or finder in connection with the transactions contemplated hereby, nor have any of the foregoing incurred any Liability to any broker or finder by reason of any such transaction.

3.17
Anti-Bribery Laws

Neither Mezzotin nor any Mezzotin Group Member nor to the knowledge of Mezzotin, any director, officer, employee or consultant of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to Mezzotin or any Mezzotin Group Member, including but not limited to the U.S. Foreign Corrupt Practices Act and Canada’s Corruption of Foreign Public Officials Act, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other Person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of Mezzotin or any Mezzotin Group Member in obtaining or retaining business for or with, or directing business to, any Person; or (Y) to any Person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither Mezzotin nor any Mezzotin Group Member nor to the knowledge of Mezzotin, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded Mezzotin or any Mezzotin Group Member or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

3.18
No Other Representations

(a)
None of Mezzotin nor Mezzotin Subco nor any Person acting on behalf of Mezzotin or Mezzotin Subco makes or will be deemed to have made (a) any representation or warranty, express or implied, regarding Mezzotin or Mezzotin Subco or their business, assets or liabilities except as set forth in this Article III or (b) any representations or warranties, express or implied, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of Mezzotin or Mezzotin Subco.

(b)
Mezzotin and Mezzotin Subco acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Mezzotin and Mezzotin Subco have relied solely upon the representations and warranties of Indus and Canadian Finco contained in Article II. Except for the representations and warranties made by Indus and Canadian Finco in Article II, each of Mezzotin and Mezzotin Subco specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by Indus or Canadian Finco or any other Person, and acknowledges and agrees that Indus and Canadian Finco have specifically disclaimed and do hereby disclaim any other representation or warranty whatsoever, express or implied.

ARTICLE IV
COVENANTS

4.1
Covenants of Indus

Indus hereby covenants and agrees with Mezzotin and Mezzotin Subco that it will:

(a)
act in good faith and use commercially reasonable efforts to cause each of the conditions precedent set forth in Articles 5 and 7 hereof to be complied with;

(b)
cooperate fully with Mezzotin and use all reasonable commercial efforts to complete the Business Combination and to obtain all third party approvals and to assist Mezzotin in connection with the Business Combination unless such cooperation would subject Indus to liability or be in breach of applicable statutory or regulatory requirements;

(c)
submit the requisite actions to be taken hereunder to its shareholders for approval at a duly convened meeting or by written consent in accordance with applicable Law; and

(d)
deliver a statement of non-U.S. real property holding corporation status to each non-US shareholder of Indus pursuant to Treas. Reg. Sec. 1.897-2(g), and comply with the notice requirements pursuant to Treas. Reg. Sec. 1.897-2(h); and

(e)
unless Mezzotin otherwise agrees in writing (which agreement shall not be unreasonably withheld, conditioned or delayed) and except as otherwise expressly contemplated by the terms of the Business Combination or this Agreement, until the earlier of the Effective Date or the date that this Agreement is terminated by its terms,

(i)
Indus shall use all commercially reasonable efforts to maintain and preserve its business organization, assets and advantageous business relationships;

(ii)
Indus shall not directly or indirectly, declare, set aside or pay any dividend or other distribution or payment or otherwise to or for the benefit of its shareholders or reduce its stated capital; and

(iii)
except for the sale of inventory in the ordinary course of business, Indus will not dispose of (or agree to dispose of) any material assets.

For greater certainty, the Parties agree and acknowledge that Indus may undertake such debt and equity financings in connection with the Business Combination as it determines in its sole discretion, if any, including the Financing, and that a secondary offering of Indus Shares may occur concurrently with or subsequent to the Financing.

4.2
Covenants of Mezzotin

Mezzotin hereby covenants and agrees with Indus and Canadian Finco as follows:

(a)
it has held the Mezzotin Meeting as contemplated hereby and obtained requisite Mezzotin Shareholder approval of the Mezzotin Meeting Matters;

(b)
it has obtained and delivered to Indus concurrently with the execution of this Agreement, voting support and resale restriction agreements with Indus (collectively, the “Support Agreements”), in a form as reasonably agreed to by Indus, from securityholders of Mezzotin who, legally or beneficially own, or exercise control or discretion over, directly or indirectly, in aggregate at least 59% of the outstanding Mezzotin Shares, in each case pursuant to which such parties have, among other things, agreed to vote their Mezzotin Shares in favour of the Business Combination and related matters and also agreed not to trade (the “Transfer Restrictions”):

(i)
30% of their Subordinate Voting Shares until the date that is 60 days after the Effective Date;

(ii)
30% of their Subordinate Voting Shares until the date that is 120 days after the Effective Date; and

(iii)
30% of their Subordinate Voting Shares until the date that is 180 days after the Effective Date.

(c)
it will act in good faith and use commercially reasonable efforts to complete the Business Combination and to cause each of the conditions precedent set forth in Articles 6 and 7 hereof to be complied with;

(d)
it will cooperate fully with Indus and use all reasonable commercial efforts to complete the Business Combination and to obtain all third party approvals and to assist Indus in connection with the Business Combination unless such cooperation would subject Mezzotin to liability or be in breach of applicable statutory or regulatory requirements;

(e)
unless Indus otherwise agrees in writing, until the earlier of the Effective Date or the date that this Agreement is terminated by its terms,

(i)
Mezzotin shall not carry on any business or incur any expenditures, in each case except for the Mezzotin Bonuses, as is required to maintain its status as a reporting issuer in good standing in Ontario, Alberta and British Columbia and the listing of the Mezzotin Shares on the TSX-V, as contemplated in this Agreement or as otherwise required in connection with the Business Combination, and shall use all commercially reasonable efforts to maintain and preserve its business organization, assets and advantageous business relationships;

(ii)
Mezzotin shall not directly or indirectly, amend its constating documents or by-laws, declare, set aside or pay any dividend or other distribution or payment or otherwise to or for the benefit of its shareholders or reduce its stated capital, other than in connection with the Name Change, Reclassification and Continuance as contemplated hereby;

(iii)
Mezzotin will not acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock of, or by any other manner, any other business or entity or product line or enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

(iv)
Mezzotin will not dispose of (or agree to dispose of) any assets except in accordance with Section 6.1(l) and will not enter into any new contracts, amend or terminate any contracts or effect any other transactions, other than as expressly contemplated hereby;

(v)
Mezzotin will not, directly or indirectly, issue or sell or agree to issue or sell, any additional Mezzotin Shares, Subordinate Voting Shares or Super Voting Shares, or any options, warrants, calls, conversion privileges or other rights of any kind to acquire any such securities, or any other securities other than pursuant to the Mezzotin Finder’s Fee, in satisfaction of debt or for cash consideration with the cash used to satisfy debts of Mezzotin, provided in each case that notwithstanding any such issuance (or any other issuance by Mezzotin prior to the Effective Time), the Pre-Transaction Mezzotin Share Value shall not change; and

(vi)
Mezzotin will not borrow any money or incur any indebtedness, nor encumber any of its assets or make loans, advances or similar payments to any party, nor make any expenditures except for the Mezzotin Bonuses, those that are reasonably necessary to carry out the matters contemplated hereby, that are necessary to fulfill Mezzotin’s obligations as a publicly listed company or that are incurred to reimburse directors or officers for reasonable expenses incurred for the foregoing purposes, all subject to compliance with the requirements of the TSX-V;

(f)
subject to the approval of the shareholders of Canadian Finco being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals, including the conditional approval of the CSE, the issuance of the certificate of amendment by the Director in connection with the creation of the Subordinate Voting Shares and Super Voting Shares, Reclassification and Name Change and the creation by Indus of the Convertible Shares, it will thereafter (i) cause Mezzotin Subco to, jointly with Canadian Finco, file with the Director the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation; and (ii) effect the Indus Reorganization, all upon and subject to the terms and conditions of this Agreement; and

(g)
it will deliver to Indus, as soon as possible following receipt of the approval of the CSE for the listing of the Subordinate Voting Shares in connection with the Business Combination and in any event not less than five (5) Business Days prior to the Effective Date, a pro forma balance sheet (the “Pro Forma Balance Sheet”) dated as of the Effective Date, identifying all assets and liabilities (absolute, contingent or otherwise) of each of Mezzotin and Mezzotin Subco, together with such support documentation as may be requested by Indus in its sole discretion.

4.3
Covenants of Canadian Finco

Canadian Finco hereby covenants and agrees with Mezzotin and Mezzotin Subco that it will:

(a)
on the Effective Date, be a corporation which has, at no time, carried on any active business (other as is necessary to complete the Financing and effect the Amalgamation);

(b)
use its commercially reasonable efforts to cause each of the conditions precedent set forth in Articles 5 and 7 hereof to be complied with;

(c)
unless Mezzotin otherwise agrees in writing, until the earlier of the Effective Date or the date that this Agreement is terminated by its terms,

(i)
not conduct any business (other than as required in connection with the Financing and Amalgamation), and shall use all commercially reasonable efforts to maintain and preserve its corporate existence; and

(ii)
not directly or indirectly, amend its constating documents, declare, set aside or pay any dividend or other distribution or payment or otherwise to or for the benefit of its shareholders or reduce its stated capital, other than in connection with the Amalgamation; and

(d)
subject to the approval of the shareholders of Canadian Finco being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals, including the conditional approval of the CSE, the issuance of the certificate of amendment by the Director in connection with the creation of the Subordinate Voting Shares and Super Voting Shares, Reclassification and Name Change, and the creation by Indus of the Convertible Shares, thereafter jointly with Mezzotin Subco file with the Director Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

4.4
Covenants of Mezzotin Subco

Mezzotin Subco hereby covenants and agrees with Indus and Canadian Finco that it will:

(a)
on the Effective Date, be a corporation which has, at no time, carried on any active business (other as is necessary to effect the Amalgamation);

(b)
use its commercially reasonable efforts to cause each of the conditions precedent set forth in Articles 6 and 7 hereof to be complied with;

(c)
unless Indus otherwise agrees in writing, until the earlier of the Effective Date or the date that this Agreement is terminated by its terms,

(i)
not conduct any business (other than as required in connection with the Amalgamation), and shall use all commercially reasonable efforts to maintain and preserve its corporate existence; and

(ii)
not directly or indirectly, amend its constating documents, declare, set aside or pay any dividend or other distribution or payment or otherwise to or for the benefit of its shareholders or reduce its stated capital, other than in connection with the Amalgamation; and

(d)
subject to the approval of the shareholders of Canadian Finco being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals, including the conditional approval of the CSE, the issuance of the certificate of amendment by the Director in connection with the creation of the Subordinate Voting Shares and Super Voting Shares, Reclassification and Name Change, and the creation by Indus of the Convertible Shares, thereafter jointly with Canadian Finco file with the Director Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF MEZZOTIN

5.1
Conditions Precedent to Completion of the Business Combination

The obligation of Mezzotin and Mezzotin Subco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Mezzotin and Mezzotin Subco:

(a)
the representations and warranties of Indus and Canadian Finco set forth in Article II qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Effective Date as if made on the Effective Date, other than such representations and warranties made expressly as of a specified date which, if qualified as to materiality shall be true and correct, or otherwise shall be true and correct in all material respects, as of such date;

(b)
Indus and Canadian Finco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Effective Date;

(c)
there shall not have occurred any Material Adverse Change in Indus since the date of this Agreement; and

(d)
receipt of all required approvals and consents for the Amalgamation and all related matters, including without limitation:

(i)
the receipt of all requisite approvals of Mezzotin’s and Indus’ securityholders, as required by the CSE or applicable corporate or securities laws;

(ii)
the approval of the CSE for the Business Combination and the listing of the Subordinate Voting Shares in connection therewith, including those issuable upon redemption, exchange or conversion of Convertible Shares or other convertible securities, subject only to standard conditions on the Effective Date or as soon as practicable thereafter;

(iii)
the approval of the TSX-V for the delisting of the Mezzotin Shares; and

(iv)
the approval of any third parties from whom Indus must obtain consent.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF INDUS AND CANADIAN FINCO

6.1
Conditions Precedent to Completion of the Business Combination

The obligation of Indus and Canadian Finco to complete the Business Combination is subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived by Indus:

(a)
the representations and warranties of Mezzotin and Mezzotin Subco set forth in Article III qualified as to materiality shall be true and correct, and the representations and warranties not so qualified shall be true and correct in all material respects as of the date hereof and on the Effective Date as if made on the Effective Date, other than such representations and warranties made expressly as of a specified date which, if qualified as to materiality shall be true and correct, or otherwise shall be true and correct in all material respects, as of such date;

(b)
Mezzotin and Mezzotin Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Mezzotin and Mezzotin Subco, respectively, prior to or on the Effective Date;

(c)
there shall not have occurred any Material Adverse Change in any of Mezzotin or any other member of the Mezzotin Group since the date of this Agreement;

(d)
Mezzotin shall have completed and filed all necessary documents in accordance with the OBCA and BCBCA in respect of the matters set out in the Mezzotin Circular approved at the Mezzotin Meeting, and the Subordinate Voting Shares and Super Voting Shares shall have been duly and validly created, and the Name Change, Reclassification and Continuance shall be effective;

(e)
each of the Subordinate Voting Shares and Super Voting Shares to be issued in connection with the Business Combination shall be issued as fully paid and non-assessable shares in the capital of the Mezzotin, free and clear of any and all Liens of whatsoever nature, and Indus shall be satisfied that the exchange of Subordinate Voting Shares, Convertible Shares and Super Voting Shares, as applicable, for Indus Shares shall be exempt from registration under all applicable United States federal and state securities laws;

(f)
all of the current directors and officers of Mezzotin and Mezzotin Subco shall have resigned without payment by or any liability of Mezzotin, Indus, Canadian Finco, Mezzotin Subco or Amalco other than the Mezzotin Bonuses, if not yet paid, and any amounts owing under the Mezzotin CFO Contract, and each such director and officer shall have executed and delivered a general release on behalf of itself and its affiliates in favour of Mezzotin, Mezzotin Subco, Indus, Canadian Finco and Amalco, in a form acceptable to Mezzotin and Indus, each acting reasonably;

(g)
Max Mind Investment Limited shall have executed and delivered a payoff letter to Mezzotin and Paul Ekon and Englewood Group Management Ltd. shall have executed and delivered a release in favour of Mezzotin, in a form acceptable to the parties providing such instruments, Mezzotin and Indus, each acting reasonably;

(h)
Indus shall be satisfied in its sole discretion that at the time of the completion of the Business Combination, all agreements of the Mezzotin Group other than those required to complete the Business Combination have been terminated with no ongoing liability, absolute, contingent or otherwise, to any Mezzotin Group Member;

(i)
the CSE shall not have objected to the appointment of the New Mezzotin Nominees as directors and officers of Mezzotin, each upon closing of the Business Combination, and each such New Mezzotin Nominee shall have been duly elected or appointed, as applicable, as the board of directors and management of Mezzotin as of the Effective Time;

(j)
the Support Agreements shall have been entered into in accordance with the terms hereof and complied with in all material respects;

(k)
Adsani and Mezzotin Investments shall have each be dissolved or transferred for nominal consideration to a party or parties determined by Mezzotin (other than Mezzotin or any of its affiliates) without Liability to Mezzotin or any of its affiliates, all in a manner acceptable to Indus, acting reasonably;

(l)
all tangible assets of the Mezzotin Group Members other than books and records, corporate seals and other administrative items shall have been transferred to a party or parties determined by Mezzotin (other than Mezzotin or its affiliates) without Liability to Mezzotin or its affiliates, all in a manner acceptable to Indus, acting reasonably (and without limitation, the contemplated transfer of tangible assets of the Mezzotin Group Members located in Zimbabwe to Pan African Mining shall have been completed in a manner acceptable to Indus, acting reasonably);

(m)
Mezzotin and Mezzotin Subco have no liabilities, absolute, contingent or otherwise, other than those ordinary course current liabilities taken into account in calculating the Working Capital Deficiency, and the Working Capital Deficiency shall not exceed $2.25 million;

(n)
Indus shall have received concurrently with the execution of this Agreement (i) joint and several indemnities from Paul Ekon and Englewood Group Management Ltd. (the “Indemnifying Shareholders”) for any claims or costs that it or Mezzotin may incur in respect of [commercially sensitive information redacted] during the 180 days period after the Effective Date (the “Indemnity”); and (ii) agreements from the Indemnifying Shareholders entitling Mezzotin to hold their Subordinate Voting Shares specified in subsection 4.2(b)(iii) in escrow during the period that the Transfer Restrictions are in place as security for the Indemnity;

(o)
there shall not be outstanding any securities of Mezzotin (including, without limitation, stock options, warrants, subscription rights or other similar rights or instruments) other than the common shares of Mezzotin constituting the Pre-Transaction Mezzotin Shares;

(p)
Dissenting Mezzotin Shares shall not constitute more than 5% of the Pre-Transaction Mezzotin Shares;

(q)
the Mezzotin Bonuses, if not paid, each of the Max Mind Promissory Notes, if not paid, and the Mezzotin CFO Contract, if not fully paid, shall have been included in the calculation of the Working Capital Deficiency;

(r)
the Mezzotin Finder’s Fee Agreement shall have been terminated and there shall be no further amounts owing or liabilities thereunder; and

(s)
other than approval by the board of directors and shareholders of Indus, receipt of all required approvals and consents to both the Business Combination and all related matters, including without limitation:

(i)
the receipt of all requisite approvals of Mezzotin’s securityholders, as required by the CSE or applicable corporate or securities laws;

(ii)
the approval of the CSE for the Business Combination and the listing of the Subordinate Voting Shares in connection therewith, including those issuable upon redemption, exchange or conversion of Indus Shares or other convertible securities, subject only to standard conditions on the Effective Date or as soon as practicable thereafter; and

(iii)
the approval of any third parties from whom Indus must obtain consent.

ARTICLE VII
MUTUAL CONDITIONS PRECEDENT

7.1
Mutual Conditions Precedent

The obligations of Mezzotin, Mezzotin Subco, Indus and Canadian Finco to complete the Business Combination are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of Mezzotin and Indus:

(a)
the Financing shall have been completed;

(b)
no temporary restraining order, preliminary injunction, permanent injunction or other order or legal prohibition preventing the consummation of the Business Combination shall have been issued by any federal, state, or provincial court (whether domestic or foreign) having jurisdiction and remain in effect;

(c)
on the Effective Date, no cease trade order or similar restraining order of any other provincial securities administrator relating to the Mezzotin Shares, the Subordinate Voting Shares, the Convertible Shares, the Super Voting Shares, the Canadian Finco Shares or the Amalco Shares shall be in effect;

(d)
there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, before any court or Governmental Authority, agency or tribunal, domestic or foreign, seeking to restrain or prohibit the consummation of the Business Combination or any of the other transactions contemplated by this Agreement;

(e)
the distribution of Amalco Shares, Subordinate Voting Shares, Convertible Share and Super Voting Shares pursuant to or in connection with the Business Combination shall be exempt from the prospectus requirements of applicable Canadian Securities Law either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons) or pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators);

(f)
each of the Indus Related Agreements shall have been terminated

(g)
this Agreement shall not have been terminated in accordance with its terms; and

(h)
Indus shall have made arrangements acceptable to Mezzotin, acting reasonably, for the payment of the Mezzotin Transaction Costs and other costs contemplated by Section 10.5, the Max Mind Promissory Notes, the Mezzotin Bonuses, and the compensation accruals and other current liabilities included in the calculation of the Working Capital Deficiency (whether or not there is a Working Capital Deficiency).

ARTICLE VIII
CLOSING

8.1
Closing

Subject to the satisfaction of the conditions in Articles 5, 6 and 7 or waiver thereof by the Parties entitled to waive such conditions, the Closing shall take place at the offices of Indus’s counsel, Cassels Brock & Blackwell LLP at 11:00 a.m. (Toronto time) on the Effective Date or on such other date as Indus and Mezzotin may agree.

8.2
Termination of this Agreement

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Mezzotin Subco Amalgamation Resolution by Mezzotin or the matters set out in the Mezzotin Circular by the Mezzotin Shareholders or any other matters presented in connection with the Business Combination:

(a)
by mutual written consent of the Parties;

(b)
by Mezzotin if the conditions set forth in Articles 5 or 7 have not been satisfied or waived on or prior to June 28, 2019;

(c)
by Indus if the conditions set forth in Articles 6 or 7 have not been satisfied or waived on or prior to June 28, 2019;

(d)
by Mezzotin or Indus:

(i)
if there has been a breach, in any material respect, of any of the representations, warranties, covenants and agreements on the part of the other Party (the “Breaching Party”) set forth in this Agreement that is not cured within five (5) Business Days following receipt by the Breaching Party of written notice of such breach from the non-breaching Party;

(ii)
if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Business Combination shall have become final and non-appealable; or

(iii)
in the event that the Effective Date has not occurred on or prior to June 28, 2019.

In the event of a termination of this Agreement pursuant to this Section 8.2, this Agreement shall become null and void and no Party shall have any Liability with respect hereto other than for any breach by such Party prior to the termination, provided that the provisions of Sections 10.5 (Costs and Expenses) and 10.8 (Confidentiality) shall survive.

8.3
Dissenting Shareholders

(a)
On the earlier of the Effective Date, the making of an agreement between a Dissenting Mezzotin Shareholder and Mezzotin for the purchase of their Mezzotin Shares or the pronouncement of a court order both pursuant to section 185 of the OBCA, a Dissenting Mezzotin Shareholder shall cease to have any rights as a Mezzotin Shareholder other than the right to be paid the fair value of its Mezzotin Shares in the amount agreed to or as ordered by the court, as the case may be. Notwithstanding anything in this Agreement to the contrary, Mezzotin Shares which are held by a Dissenting Mezzotin Shareholder shall not be subject to the Reclassification and/or Continuance, as applicable, as provided herein. However, in the event that a Dissenting Mezzotin Shareholder fails to perfect or effectively withdraws the Dissenting Mezzotin Shareholder’s claim under section 185 of the OBCA or otherwise forfeits the Dissenting Mezzotin Shareholder’s right to make a claim under section 185 of the OBCA, the Dissenting Mezzotin Shareholder’s Mezzotin Shares shall thereupon be subject to the Reclassification and/or Continuance, as applicable, as of the Effective Date on the basis set forth in Section 1.2 hereof.

8.4
Survival of Representations and Warranties; Limitation

The representations and warranties set forth in herein shall expire and be terminated on the earlier of the Effective Date or the termination of this Agreement.

8.5
Good Faith

The Parties agree to proceed diligently and in good faith to complete all transactions contemplated herein as soon as possible.

ARTICLE IX
STANDSTILL

9.1
Indus Standstill

Indus hereby agrees from the date hereof until the date this Agreement is terminated pursuant to its terms, subject to the terms of this Agreement not to initiate, propose, assist or participate in any activities or solicitations in opposition to or in competition with the Business Combination and, without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal, acquisition of securities or any other form of transaction inconsistent with completion of the Business Combination and not to take actions of any kind which may reduce the likelihood of success of the Business Combination, except as required by statutory law.

9.2
Mezzotin Standstill

Mezzotin hereby agrees from the date hereof until the date this Agreement is terminated pursuant to its terms, subject to the terms of this Agreement:

(a)
not to initiate, propose, assist or participate in any activities or solicitations in opposition to or in competition with the Business Combination and, without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal, acquisition of securities or any other form of transaction inconsistent with completion of the Business Combination and not to take actions of any kind which may reduce the likelihood of success of the Business Combination, except as required by statutory law; and

(b)
to disclose to Indus any unsolicited offer it has received: (i) for the purchase of its shares, or any portion thereof, or (ii) of any amalgamation, arrangement, merger, business combination, take-over bid, tender or exchange offer, variation of a take-over bid, tender or exchange offer or similar transaction involving Mezzotin made to the board of directors or management of Mezzotin, or directly to the Mezzotin Shareholders.

ARTICLE X
MISCELLANEOUS

10.1
Further Actions

From time to time, as and when requested by any Party, the other Parties shall execute and deliver, and use all commercially reasonable efforts to cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably requested in order to:

(a)
carry out the intent and purposes of this Agreement;

(b)
effect the Amalgamation (or to evidence the foregoing); and

(c)
consummate and give effect to the other transactions, covenants and agreements contemplated by this Agreement.

10.2
Entire Agreement

This Agreement, which includes the Schedules hereto and the other documents, agreements, and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the Parties with respect to matters dealt within herein and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including the Letter of Intent.

10.3
Descriptive Headings

The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

10.4
Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by electronic mail, nationally recognized overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

(a)
If to Mezzotin or Mezzotin Subco:

Mezzotin Minerals Inc.
150 York Street
Suite 1600
Toronto, ON M5H 3S5
Canada
Attention: Chief Financial Officer
E-mail:    [email address redacted]

with a copy (which shall not constitute notice) to:

Kirsh Securities Law Professional Corporation
181 University Avenue
Suite 800
Toronto, ON M5H 2X7
Attention: Lonnie Kirsh
Email:     [email address redacted]

(b)
If to Indus or Canadian Finco:

Indus Holding Company
19 Quail Run Circle
Unit B
Salinas, CA 93907
United States
Attention: Chief Executive Officer
E-mail:    [email address redacted]

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street West
Toronto, ON M5H 3C2
Attention: Jay Goldman
Email:     [email address redacted]

Any such notices or communications shall be deemed to have been received: (i) if delivered personally or sent by nationally recognized overnight courier or by electronic mail, on the date of such delivery; or (ii) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

10.5
Costs and Expenses

The Parties acknowledge and agree that, whether or not the transactions contemplated hereby are completed, all costs and expenses relating to the transactions contemplated by this Agreement will be paid by the Party incurring same, provided that Indus and its counsel shall be primarily responsible for preparation, printing and mailing of all documentation and filings in connection with the Business Combination and the payment of all related costs and fees, all shareholder meetings and the application to the CSE for the listing of the Subordinate Voting Shares following completion of the Business Combination, while Mezzotin and its counsel shall perform a review function and cooperate and assist in the preparation of such documentation and required filings; however, each Party shall permit the other Party and its counsel to review the preparation of all documentation to be sent to shareholders of such Party or otherwise used in connection with the approval of the Business Combination by the shareholders of such Party and the CSE. The Parties agree that Mezzotin’s unpaid costs and expenses relating to the Business Combination as of the Effective Time (the “Mezzotin Transaction Costs”) will not exceed $75,000 (exclusive of HST).

10.6
Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein, but references to such laws shall not, by conflict of laws, rules or otherwise require application of the law of any jurisdiction other than the Province of Ontario and the Parties hereby further irrevocably attorn to the jurisdiction of the Courts of the Province of Ontario in respect of any matter arising hereunder or in connection with the transactions contemplated in this Agreement.

10.7
Enurement and Assignability

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, provided that this Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Parties shall be void.

10.8
Confidentiality

The Parties agree that no disclosure or announcement, public or otherwise, in respect of the Business Combination, this Agreement or the transactions contemplated herein shall be made by any Party or its representatives without the prior agreement of the other Parties as to timing, content and method, hereto, provided that the obligations herein will not prevent any Party from making, after consultation with the other Parties, such disclosure as its counsel advises is required by applicable Law or the rules and policies of the CSE or the TSX-V (or any other relevant stock exchange). If any of Mezzotin, Indus, Canadian Finco or Mezzotin Subco is required by applicable Law or regulatory instrument, rule or policy to make a public announcement with respect to the Business Combination, such Party hereto will provide as much notice to the other of them as reasonably possible, including the proposed text of the announcement.

10.9
Remedies

The remedies of the Parties with respect to the Business Combination and this Agreement, whether prior to, following or in connection with any termination of this Agreement, shall be solely monetary in nature and no Party shall have a right of specific performance or to any similar equitable remedy.

10.10
Waivers and Amendments

Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.11
Illegalities

In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired, and such invalid, illegal, or unenforceable provision shall be deemed to be replaced by a valid, legal, and enforceable provision that most nearly matches the intent of the Parties with respect to such invalid, illegal, or unenforceable provision.

10.12
Currency

Except as otherwise set forth herein, all references to amounts of money in this Agreement are to Canadian Dollars.

10.13
Third-Party Beneficiaries

This Agreement is strictly between the Parties and, except as specifically provided herein, no other person or entity and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

10.14
Counterparts

This Agreement may be executed in any number of counterparts by original or telefacsimile or other electronic signature, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all the parties reflected hereon as signatories.

[REMAINDER OF THE AGREEMENT IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

MEZZOTIN MINERALS INC.
By:	/s/ Lawrence Schreiner
Name:
Title: CFO
INDUS HOLDING COMPANY
By:	/s/ Robert Weakley
Name:
Title: CEO
2670764 ONTARIO INC.
By:	/s/ Lawrence Schreiner
Name:
Title: President
2670995 ONTARIO INC.
By:	/s/ Eric Klein
Name:
Title: Director

SCHEDULE A
DEFINITIONS

“Adsani” means Adsani Exploration (Proprietary) Limited, a company existing under the laws of the Republic of South Africa.

“Advisers” when used with respect to any Person, shall mean such Person's directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

“Affiliate” has the meaning ascribed to such term in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

“Agreement” means this Business Combination Agreement, as it may be amended or supplemented at any time and from time to time after the date hereof.

“Amalco” means the corporation resulting from Amalgamation.

“Amalco Shares” means common shares in the capital of Amalco.

“Amalgamation” means an amalgamation of Mezzotin Subco and Canadian Finco pursuant to Section 174 of the OBCA, on the terms and subject to the conditions set out in the Amalgamation Agreement and this Agreement, subject to any amendments or variations thereto made in accordance with the provisions of the Amalgamation Agreement and this Agreement.

“Amalgamation Agreement” means the amalgamation agreement in the form attached hereto as Schedule B to be entered into between Mezzotin Subco, Mezzotin and Canadian Finco, to effect the Amalgamation.

“Articles of Amalgamation” means the articles of amalgamation to be jointly completed and filed by Mezzotin and Canadian Finco with the Director under the OBCA, giving effect to the Amalgamation of Mezzotin Subco and Canadian Finco upon and subject to the terms of this Agreement.

“Associate” has the meaning ascribed to such term in the Securities Act (Ontario).

“BCBCA” means the Business Corporations Act (British Columbia).

“Breaching Party” has the meaning ascribed to such term in Section 8.2(d).

“Business Combination” means the completion of the steps set out in Article 1 on the basis set out in this Agreement.

“Business Day” means any day other than a Saturday or Sunday or other day on which Canadian Chartered Banks located in the City of Toronto are required or permitted to close.

“Canadian Finco Compensation Options” means options to acquire Canadian Finco Shares granted to certain agents as compensation pursuant to the Financing.

“Canadian Finco Shareholders” means the holders of the issued and outstanding Canadian Finco Shares.

“Canadian Finco Shares” means the common shares in the capital of Canadian Finco.

“Canadian Securities Laws” means the Securities Act (or equivalent legislation) in each of the provinces and territories of Canada and the respective regulations under such legislation together with applicable published rules, regulations, policy statements, national instruments and memoranda of understanding of the Canadian Provincial Securities Administrators and the securities regulatory authorities in such provinces and territories.

“Certificate of Amalgamation” means the certificate of amalgamation to be used by the Director under the OBCA following the filing of the Articles of Amalgamation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Disclosing Party or its business, properties and assets made available to the Receiving Party; provided that it does not include information which: (a) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of Section 10.8 by the Receiving Party; (b) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that, to the reasonable knowledge of the Receiving Party, such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information; (c) is developed by the Receiving Party independently of any disclosure by the Disclosing Party; or (d) was in the Receiving Party’s possession prior to its disclosure by the Disclosing Party.

“Continuance” means the continuance of Mezzotin from the Province of Ontario to the Province of British Columbia, pursuant to which Mezzotin will thereafter be governed by the provisions of the BCBCA instead of the OBCA;

“Contract” means any contract, lease, agreement, instrument, license, commitment, order, or quotation, written or oral.

“Contribution Agreement” means the contribution agreement to be entered into between Indus and Mezzotin giving effect to the Indus Exchange.

“Convertible Shares” means a newly created class of non-voting common shares of Indus having the terms and conditions set out in Schedule D.

“CSE” means the Canadian Securities Exchange.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosing Party” means any Party or its representatives disclosing Confidential Information to the Receiving Party.

“Dissenting Mezzotin Shareholder” means a registered holder of Mezzotin Shares who validly exercises the right of dissent available to such holder under section 185 of the OBCA in respect of the resolution approving the Reclassification, Continuance or both;

“Dissenting Mezzotin Shares” means the Mezzotin Shares held by Dissenting Mezzotin Shareholders;

 “Effective Date” has the meaning ascribed to such term in Section 1.6(e).

“Effective Time” means the time of filing of the Articles of Amalgamation with the Director under the OBCA on the Effective Date.

“Employee Plans” means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, maintained for employees, including, without limitation:

(a)
any employee benefit plan or material fringe benefit plan;

(b)
any retirement savings plan, pension plan or compensation plan, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement income plan;

(c)
any bonus, profit sharing, deferred compensation, incentive compensation, stock compensation, stock purchase, hospitalization, health, drug, dental, legal disability, insurance (including without limitation unemployment insurance), vacation pay, severance pay or other benefit plan, arrangement or practice with respect to employees or former employees, individuals working on contract, or other individuals providing services of a kind normally provided by employees; and

(d)
where applicable, all statutory plans, including, without limitation, the Canada or Québec Pension Plans.

 “Environmental Laws” means Laws regulating or pertaining to the generation, discharge, emission or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such Laws are amended and in effect as of the date hereof.

“Financing” means the private placement of Subscription Receipts to be completed prior to the Effective Date.

“Government” means:

(a)
the government of Canada, the United States or any other foreign country;

(b)
the government of any Province, State, county, municipality, city, town, or district of Canada, the United States or any other foreign country; and

(c)
any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b), and for greater certainty, includes the TSX-V and the CSE.

“Government Official” means:

(a)
any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority;

(b)
any salaried political party official, elected member of political office or candidate for political office; or

(c)
any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

“Governmental” means pertaining to any Government.

“Governmental Authority” means and includes, without limitation, any Government or other political subdivision of any Government, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the TSX-V and the CSE.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any applicable Environmental Law.

“IFRS” means International Financial Reporting Standards.

 “Income Tax” means any Tax based on or measured by income (including without limitation, based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits); and any interest, penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed (which shall include the outstanding balances of any corporate credit card accounts) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business that are not more than 60 days past due); (iii) all obligations of such Person under leases that would be required to be capitalized in accordance with IFRS (including any such liabilities that are not capitalized); (iv) all obligations of such Person under any letter of credit, banker’s acceptance or similar credit transaction or any book overdraft; (v) all obligations of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (vi) the liquidation value of all redeemable preferred securities of such Person; (vii) any accrued interest, penalties and other obligations relating to the foregoing; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

 “Indemnifying Shareholders” has the meaning ascribed to such term in Section 6.1(n).

“Indemnity” has the meaning ascribed to such term in Section 6.1(n).

 “Indus Common Shares” means the shares of common stock of Indus, as constituted on the date of this Agreement.

“Indus Exchange” has the meaning ascribed to such term in the recitals to this Agreement.

“Indus Financial Statements” has the meaning ascribed to such term in Section 2.4(a).

“Indus Options” means stock options to acquire Indus Shares, including outstanding compensation options held by the placement agent for the Indus Series B Shares.

“Indus Related Agreements” means, collectively, the Second Amended and Restated Investors Rights Agreement, the Second Amended and Restated Voting Agreement, and the Amended and Restated Right of First Refusal and Co-Sale Agreement, in each case between Indus and the Investors, in effect as of the date of this Agreement.

“Indus Reorganization” has the meaning ascribed to such term in the recitals to this Agreement.

 “Indus Series A Shares” means the series A preferred stock of Indus, as constituted on the date of this Agreement.

“Indus Series A2 Shares” means the series A2 preferred stock of Indus, as constituted on the date of this Agreement.

“Indus Series B Shares” means the series B preferred stock of Indus, as constituted on the date of this Agreement.

“Indus Shares” means the Indus Common Shares, Indus Series A Shares, Indus Series A2 Shares and Indus Series B Shares, collectively.

“Indus Voting Common Shares” means a newly created class of voting common shares of Indus having the terms and conditions set out in Schedule D.

“Indus Warrants” means share purchase warrants to acquire Indus Shares.

“Investors” means, collectively, the holders of the Indus Series A Shares, the Indus Series A2 Shares, the Indus Series B Shares, the Indus Warrants to purchase Indus Common Shares issued together with the senior notes of Indus, and the convertible notes of Indus.

“ITA” means the Income Tax Act (Canada), as amended and all regulations thereunder.

“knowledge of Indus” means the actual knowledge of Robert Weakley, without additional inquiry.

“Law” means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule or regulation of any writ, injunction, award, decree, judgment or order.

“Letter of Intent” means the letter of intent, dated November 12, 2018, between Indus and Mezzotin related to the Business Combination.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Party any change, event, effect, occurrence or state of facts that has, or could reasonably be expected to constitute a material adverse change in respect of or to have a material adverse effect on, the business, properties, assets, liabilities (including contingent liabilities), results of operations or financial condition of the Party and its subsidiaries, as applicable, taken as a whole. The foregoing shall not include any change or effects attributable to: (i) any matter that has been disclosed in writing to the other Party or any of its Advisers by a Party or any of its Advisers in connection with this Agreement; (ii) changes relating to general economic, political or financial conditions; or (iii) relating to the state of securities markets in general.

“Max Mind Promissory Notes” means the promissory notes issued by Mezzotin in favour of Max Mind Investment Limited (with an aggregate principal amount remaining outstanding of US$50,000 as of March 26, 2019) and bearing interest at the rate of 5% per annum.

 “Measurement Date” means the date which is two Business Days prior to the date of this Agreement.

“Mezzotin” means Mezzotin Minerals Inc., a corporation existing under the OBCA.

“Mezzotin Bonuses” means the bonuses proposed to be granted and accrued for certain directors and officers of Mezzotin at and for the year ended December 31, 2018 in the aggregate amount of C$75,000.

 “Mezzotin CFO Contract” means the oral contract between Mezzotin and Management Bandwith Corporation for the provision of Chief Financial Officer and related corporate services on a month-to-month basis at the rate of C$3,500 per month and terminable at any time upon written notice.

“Mezzotin Circular” means the management information circular of Mezzotin dated December 17, 2018 in respect of the Mezzotin Meeting.

“Mezzotin Compensation Options” means options to acquire Subordinate Voting Shares to be issued to former holders of Canadian Finco Compensation Options, which options will be substantially on the same terms and conditions as the Canadian Finco Compensation Options except for the right to receive Subordinate Voting Shares in lieu of Canadian Finco Shares upon, among other things, payment of the applicable exercise price.

“Mezzotin Finder’s Fee” means a finder’s fee payable by Mezzotin in connection with the Amalgamation in Mezzotin Shares in an amount equal to 9.99% of the Pre-Transaction Mezzotin Shares (after giving effect to the issuance of such finder’s fee shares).

“Mezzotin Finder’s Fee Agreement” means the agreement between Mezzotin and Kirsh Securities Law Professional Corporation in respect of the Mezzotin Finder’s Fee.

“Mezzotin Group” means and includes Mezzotin and Mezzotin Subco.

“Mezzotin Group Member” means and includes any member of the Mezzotin Group.

“Mezzotin Investments” means Mezzotin Investments (Private) Limited, a company existing under the laws of Zimbabwe.

“Mezzotin Meeting” means the special meeting of the Mezzotin Shareholders held on January 16, 2019, which approved the Mezzotin Meeting Matters as set out in the Mezzotin Circular.

“Mezzotin Meeting Matters” means, collectively, the creation of the Subordinate Voting Shares and Super Voting Shares, the Name Change, Reclassification, Continuance, delisting of the Mezzotin Shares from the TSX-V, election of the board of directors, appointment of new auditors and adoption of a new equity compensation plan of Mezzotin effective on completion of the Business Combination, and such other matters as Indus may reasonably request in connection with the completion of the Business Combination.

“Mezzotin Securities Documents” has the meaning ascribed to such term in Section 3.4(a).

“Mezzotin Shareholders” means the holders of Mezzotin Shares.

“Mezzotin Shares” means the common shares in the capital of Mezzotin prior to giving effect to the Reclassification.

“Mezzotin Stock Option Plan” means the stock option plan of Mezzotin as most recently approved by Mezzotin Shareholders at an annual and special meeting held on June 25, 2018.

“Mezzotin Subco” means 2670764 Ontario Inc., a wholly-owned subsidiary of Mezzotin, created for the purpose of effecting the Business Combination.

“Mezzotin Subco Amalgamation Resolution” means the resolution of Mezzotin, as sole shareholder of Mezzotin Subco, approving the Amalgamation.

“Mezzotin Subco Shares” means the common shares in the capital of Mezzotin Subco.

“Mezzotin Transaction Costs” has the meaning ascribed to such term in Section 10.5.

 “Name Change” means the change of Mezzotin’s name to “Indus Holdings, Inc.”, or such other name designated by Indus and that is acceptable to the regulatory authorities.

“New Mezzotin Nominees” has the meaning ascribed to such term in Section 1.11.

“OBCA” has the meaning ascribed to such term in the recitals to this Agreement;

“Offering Price” means the offering price per Subscription Receipt pursuant to the Financing.

 “Parties” and “Party” means the parties to this Agreement.

 “Person” means any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity; any individual; and any Government.

“Pre-Transaction Mezzotin Share Value” means $2.25 million, less the Working Capital Deficiency.

“Pre-Transaction Mezzotin Shareholders” means holders of Pre-Transaction Mezzotin Shares.

“Pre-Transaction Mezzotin Shares” means Mezzotin Shares as of immediately prior to the Effective Time (including, without limitation, any Mezzotin Shares issued as contemplated in Section 4.2(e)(v) of this Agreement).

“Pro Forma Balance Sheet” shall have the meaning ascribed to such term in Section 4.2(g).

“Receiving Party” means any Party or its representatives receiving Confidential Information from a Disclosing Party.

“Reclassification” means the reclassification of the Mezzotin Shares into Subordinate Voting Shares on a basis that results in the Pre-Transaction Mezzotin Shareholders holding, in the aggregate, Subordinate Voting Shares having a value equal to the Pre-Transaction Mezzotin Share Value, such valuation to be determined on the basis of a deemed price per Subordinate Voting Share equal to the Offering Price, and, if the Offering Price is denominated in US dollars, as converted to Canadian dollars based on the one week average exchange rate published by the Bank of Canada on the Measurement Date.

 “Sabi Star Sale” means the sale of Mezzotin’s previously indirectly owned Sabi Star rare earth property located in Zimbabwe, which constituted the sale of substantially all of the assets of Mezzotin, as disclosed in the Mezzotin Securities Documents.

“SEC” means the United States Securities and Exchange Commission.

[commercially sensitive information redacted]

“Subordinate Voting Shares” means the Subordinate Voting Shares into which the Mezzotin Shares will be reclassified pursuant to the Reclassification, having the terms and conditions set out in Schedule C.

“Subscription Receipt Agreement” means the subscription receipt agreement among Canadian Finco, Indus, Beacon Securities Limited and Odyssey Trust Company setting out the terms and conditions of the Subscription Receipts.

“Subscription Receipts” has the meaning ascribed to such term in Section 1.4.

“subsidiary” means, with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a subsidiary.

“Super Voting Shares” means the Super Voting Shares of Mezzotin having the terms and conditions set out in Schedule E.

“Support Agreements” has the meaning ascribed to such term in Section 4.2(b).

 “Tax” means any tax, levy, charge or assessment imposed by or due any Government, together with any interest, penalties, and additions to tax relating thereto, including without limitation, any of the following:

(a)
any Income Tax;

(b)
any franchise, sales, use and value added tax or any license or withholding tax; any payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

(c)
any tax on property (real or personal, tangible or intangible, based on transfer or gains);

(d)
any estimate or payment of any of tax described in the foregoing clauses (a) through (d); and

(e)
any interest, penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (e).

“Tax Return” means all returns, amended returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority with jurisdiction over the applicable party.

“Transfer Restrictions” has the meaning ascribed to such term in Section 4.2(b).

“Transferred Funds” means the net proceeds of the Financing retained by FinanceCo, after deduction of expenses of the Financing.

“TSX-V” means the TSX Venture Exchange.

“Working Capital Deficiency” the amount by which the current liabilities of Mezzotin (including an accrual for the Mezzotin Bonuses, if awarded, and related employer payroll Tax) exceeds the current assets of Mezzotin, calculated as of the date which is two Business Days prior to the Effective Date excluding (a) Mezzotin Transaction Costs; and (b) [commercially sensitive information redacted].

SCHEDULE B
AMALGAMATION AGREEMENT

THIS AGREEMENT made as of the ● day of ●, 2019

AMONG:

2670995 ONTARIO INC.
a corporation incorporated under the laws of the Province of Ontario ("Finco")

- and -

2670764 ONTARIO INC.
a corporation incorporated under the laws of the Province of Ontario ("Mezzotin Subco")

- and -

MEZZOTIN MINERALS INC.
a corporation incorporated under the laws of the Province of Ontario
("Mezzotin")

RECITALS:

WHEREAS Mezzotin, Mezzotin Subco, Finco and Indus Holding Company have entered into a business combination agreement dated as of March 29, 2019 pursuant to which the parties thereto have agreed, amongst other matters, that the business and assets of Finco will be combined with those of Mezzotin (the "Business Combination Agreement");

AND WHEREAS it is desirable for Mezzotin Subco and Finco to amalgamate (the "Amalgamation") under the OBCA (as hereinafter defined) upon the terms and conditions hereinafter set out;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto do hereby agree as follows:

1.
Interpretation

In this Agreement including the recitals:

"Acquisition" means the acquisition by Mezzotin of Finco pursuant to the terms of the Business Combination Agreement;

"Agreement" means this agreement and any amendment made to this Agreement;

"Amalco" means the corporation resulting from the Amalgamation and continuing the corporate existence of the Amalgamating Corporations;

"Amalco Shares" means the common shares in the capital of Amalco;

"Amalgamating Corporation" means each of Mezzotin Subco and Finco and "Amalgamating Corporations" means both of them;

"Amalgamation" means the amalgamation of the Amalgamating Corporations pursuant to the provisions of section 178 of the OBCA in the manner contemplated in and pursuant to this Agreement;

"Business Combination Agreement" has the meaning ascribed thereto in the recitals to this Agreement;

"Finco Shares" means common shares in the capital of Finco;

"Finco Shareholder" means a registered holder of Finco Shares, from time to time, and "Finco Shareholders" means all of such holders;

"Certificate of Amalgamation" means the certificate of amalgamation to be issued by the Director in respect of the Amalgamation;

"Director" means the director appointed under section 278 of the OBCA;

"Effective Date" means the date shown on the Certificate of Amalgamation;

"Effective Time" has the meaning ascribed to it in Section 10;

"Financing" means the private placement offering by Finco of Subscription Receipts for gross proceeds of up to US$40,000,000;

 "Government Authority" means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty, includes the Canadian Securities Exchange;

"OBCA" means the Business Corporations Act (Ontario), as the same has been and may hereafter from time to time be amended;

"Paid-up Capital" means paid-up capital within the meaning of subsection 89(1) of the Income Tax Act (Canada);

"Parties" means Mezzotin, Mezzotin Subco and Finco;

"Person" includes any individual, sole proprietorship, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, union, Government Authority, syndicate or other entity, whether or not having legal status;

"Mezzotin Shares" means subordinate voting shares in the capital of Mezzotin;

"Subscription Receipts" means the subscription receipts issued by Finco in the Financing, each Subscription Receipt entitling the holder thereof to receive, upon exchange, one Finco Share; and

"Transfer Agent" means Odyssey Trust Company.

2.
Paramountcy

In the event of any conflict between the provisions of this Agreement and the provisions of the Business Combination Agreement, the provisions of the Business Combination Agreement shall prevail.

3.
Agreement to Amalgamate

Each of the Parties hereby agrees to the Amalgamation. The Amalgamating Corporations shall amalgamate to create Amalco on the terms and conditions set out in this Agreement.

4.
Amalgamation Events

The Parties shall cause the Articles of Amalgamation to be filed pursuant to section 178 of the OBCA to effect the Amalgamation. Under the Amalgamation:

(a)
Finco and Mezzotin Subco will amalgamate and continue as Amalco;

(b)
the Finco Shareholders shall receive one fully paid and non-assessable Mezzotin Share for each Finco Share held and the Finco Shares will be cancelled;

(c)
Mezzotin will receive one Amalco Share for each one Mezzotin Subco Share held and the Mezzotin Subco Shares will be cancelled;

(d)
as consideration for the issuance of the Mezzotin Shares to effect the Amalgamation, Amalco will issue to Mezzotin one Amalco Share for each one Mezzotin Share so issued;

(e)
all of the property and assets of each of the Amalgamating Corporations will be the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of the Amalgamating Corporations; and

(f)
Amalco will be a wholly-owned subsidiary of Mezzotin.

5.
Delivery of Securities Following Amalgamation

In accordance with normal commercial practice, as soon as practicable following the Effective Date, Mezzotin, directly or through the Transfer Agent, shall issue certificates representing the appropriate number of Mezzotin Shares to the former holders of Finco Shares.

6.
Negative Covenants

From the date hereof to and including the Effective Date, each of Finco and Mezzotin Subco covenants that it will not:

(a)
reserve, allot, create, issue or distribute any of its securities, other than: (i) in the case of Finco, securities issuable upon the exercise, conversion or exchange of previously issued securities; or (ii) securities to be issued in order to effect the transactions described in the Business Combination Agreement, including the Subscription Receipts;

(b)
declare or pay dividends on any of its shares or make any other issue, payment or distribution to the holders of its securities including, without limitation, the issue, payment or distribution of any of its assets or property to such holders;

(c)
other than as contemplated in this Agreement, authorize or take any action to amalgamate, merge, reorganize, effect an arrangement, liquidate, dissolve, wind-up or transfer all or substantially all of its undertaking or assets to another corporation or entity;

(d)
reclassify any outstanding securities or change such securities into other shares or securities or subdivide, redivide, reduce, combine or consolidate such securities into a greater or lesser number of securities, effect any other capital reorganization or amend the designation of or the rights, privileges, restrictions or conditions attaching to such securities;

(e)
other than as contemplated in this Agreement, amend its Articles; or

(f)
other than as contemplated in this Agreement, enter into any transaction, or take any other action, out of the ordinary course of its business.

7. Conditions Precedent to the Amalgamation

The Amalgamation is subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which is for the benefit of each of the parties hereto and may be waived by any of the parties hereto at any time, in whole or in part, in its sole discretion without prejudice to any other right that it may have:

(a)
all conditions precedent to the completion of the Amalgamation shall have been obtained or waived in accordance with the Business Combination Agreement;

(b)
the Mezzotin, Finco and Mezzotin Subco boards of directors, respectively, shall have adopted all necessary resolutions and obtained all necessary shareholder approvals required to be obtained to permit the consummation of the transactions contemplated by this Agreement and the Business Combination Agreement including without limitation, the authorization of the Amalgamation and, in the case of Mezzotin, the issuance of the Mezzotin Shares, and all other necessary corporate actions shall have been taken by Mezzotin, Finco and Mezzotin Subco;

(c)
the representations and warranties of each of Mezzotin, Finco and Mezzotin Subco contained in the Business Combination Agreement shall be deemed to have been made again on the Effective Date and shall be true and correct in all material respects as of that date as if made on that date; and

(d)
Mezzotin and Mezzotin Subco shall be in compliance with their obligations under this Agreement and the Business Combination Agreement.

A certificate signed by a senior officer of each of Mezzotin, Finco and Mezzotin Subco confirming the satisfaction or waiver of such conditions shall be conclusive evidence that such conditions have been satisfied and that Mezzotin, Finco and Mezzotin Subco may amalgamate in accordance with Section 3 hereof.

8.
Fractional Shares

No fractional Mezzotin Shares will be issued or delivered to any Finco Shareholders otherwise entitled thereto as a result of the Amalgamation, if any. Instead, the number of Mezzotin Shares issued to each exchanging holder of Finco Shares will be rounded down to the nearest whole number.

9.
Filing of Articles of Amalgamation

If this Agreement is adopted by each of the Amalgamating Corporations as required by the OBCA, the Amalgamating Corporations agree that they will, jointly and together, file with the Director, agreed upon Articles of Amalgamation in the form prescribed under the OBCA.

10.
Effective Time

The Amalgamation shall take effect and go into operation at 12:01 a.m. on the effective date of the Articles of Amalgamation (the “Effective Time”), if this Agreement has been adopted as required by law and all necessary filings have been made with the Director before that time, or at such later time, or time and date, as may be determined by the directors or by special resolutions of the Amalgamating Corporations when this Agreement shall have been adopted as required by law; provided, however, that if the respective directors of either of the Amalgamating Corporations determine that it is in the best interests of the Amalgamating Corporations, or either of them, or of Amalco, not to proceed with the Amalgamation, then either of the Amalgamating Corporations may, by written notice to the other parties, terminate this Agreement at any time prior to the Amalgamating Corporations being amalgamated, and in such event, the Amalgamation shall not take place notwithstanding the fact that this Agreement may have been adopted by the shareholders of the Amalgamating Corporations.

11.
Registered Office

The registered office of Amalco shall be in the Province of Ontario.

12.
Activities

There will be no limitations on the activities of Amalco. The directors of Amalco shall be authorized to borrow money on the credit of Amalco. The articles of Mezzotin Subco shall be the articles of Amalco.

13.
Authorized Capital

The authorized capital of Amalco shall consist of an unlimited number of common shares without nominal or par value.

14.
Capital

The amount to be added to the stated capital in respect of the Amalco Shares issuable by Amalco pursuant to Sections 4(c) and 4(d) of this Agreement shall be the aggregate of: (i) the Paid-up Capital, determined immediately before the Effective Time, of the Mezzotin Subco Shares converted into Amalco Shares pursuant to section 4(c); and (ii) the Paid-up Capital, determined immediately before the Effective Time, of all of the issued and outstanding Finco Shares immediately before the Effective Time (other than any Finco Shares held by Mezzotin Subco, if any).

15.
Number of Directors

The board of directors of Amalco shall consist of not less than one and not more than 10 directors, the exact number of which shall be determined by the directors from time to time.

16.
Initial Director

The first director of Amalco shall be the person whose names and residential addresses appear below:

Name	Prescribed Address
●	●

The above director will hold office from the Effective Date until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed.

17.
Termination

This Agreement may be terminated by the board of directors of each of the Amalgamating Corporations, notwithstanding the approval of this Agreement by the shareholders of the Amalgamating Corporations, at any time prior to the issuance of the Certificate of Amalgamation and following the termination of the Business Combination Agreement, without, except as provided in the Business Combination Agreement, any recourse by any Party hereto or any of their shareholders or other Persons.

18.
Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

19.
Further Assurances

Each of the Parties agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

20.
Time of the Essence

Time shall be of the essence of this Agreement.

21.
Amendments

This Agreement may only be amended or otherwise modified by written agreement executed by the Parties.

22.
Counterparts

This Agreement may be signed in counterparts (including counterparts by facsimile), and all such signed counterparts, when taken together, shall constitute one and the same agreement, effective on this date.

IN WITNESS WHEREOF the Parties have executed this Agreement.

2670995 ONTARIO INC.
By:
Authorized Signatory

2670764 ONTARIO INC.
By:
Authorized Signatory

MEZZOTIN MINERALS INC.
By:
Authorized Signatory

SCHEDULE C
SUBORDINATE VOTING SHARE TERMS

(1)
An unlimited number of Subordinate Voting Shares, without nominal or par value, having attached thereto the rights, privileges, restrictions and conditions as set forth below:

(a)
Voting Rights. Holders of Subordinate Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

(b)
Alteration to Rights of Subordinate Voting Shares. As long as any Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.

(c)
Dividends. Holders of Subordinate Voting Shares shall be entitled to receive as and when declared by the directors, dividends in cash or property of the Corporation.

(d)
Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares shall, subject to the rights of the holders of any shares of the Corporation ranking in priority to the Subordinate Voting Shares (including, without restriction, the Super Voting Shares) be entitled to participate rateably along with all other holders of Subordinate Voting Shares.

(e)
Rights to Subscribe; Pre-Emptive Rights. The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(f)
Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares and the Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights (including voting rights) of the holders of the shares of each of the said classes.

C-1

SCHEDULE D
CONVERTIBLE SHARE AND INDUS VOTING COMMON SHARE TERMS

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INDUS HOLDING COMPANY

Robert Weakley hereby certifies that:

ONE:             He is the duly elected and acting Chief Executive Officer of Indus Holding Company, a Delaware corporation.

TWO:            The date of filing of the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was January 2, 2015.

THREE:       The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 2, 2015, a Certificate of Amendment was filed with the Secretary of State of Delaware on March 2, 2015, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 6, 2016, the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 28, 2016, the Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 14, 2018, the Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 26, 2018 and the Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 25, 2018.

The Certificate of Incorporation of this company is hereby further amended and restated to read in its entirety as follows:

I.

The name of this company is Indus Holding Company (the “Company” or the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

(A) Authorized Capital. The Corporation is authorized to issue two classes of shares to be designated, respectively, “Class A Common Shares” and “Class B Common Shares” and collectively, the “Common Shares.” The total number of Common Shares which the Corporation is authorized to issue is 95,000,000 shares, each with a par value of $0.001 per share, consisting of 55,000,000 Class A Common Shares and 40,000,000 Class B Common Shares. The number of authorized shares of any of the Class A Common Shares or Class B Common Shares may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the Board of Directors and the holders of a majority of the voting power of all of the outstanding shares of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL. Effective upon the filing and effectiveness of this Seventh Amended and Restated Articles of Incorporation (as amended and/or restated from time to time, the “Restated Certificate” and the time of such filing and effectiveness, the “Effective Time”), and without any further action on the part of the Corporation or its stockholders, each issued share of Common Stock, $0.001 par value of the Corporation as of immediately prior to the Effective Time shall be reclassified as one fully paid and non-assessable Class B Common Share. In the event of a reclassification, consolidation, division, dividend of securities or other recapitalization of Pubco Shares, the Corporation and the holders of Class A Common Shares shall undertake all actions necessary and appropriate to maintain the same ratio between the number of Pubco Shares and the number of Common Shares issued and outstanding immediately prior to such reclassification, consolidation, division, dividend of securities or other recapitalization of Pubco Shares, including, without limitation, effecting a reclassification, consolidation, division, dividend of securities or other recapitalization with respect to the Common Shares.

(B) Class A Common Shares.

1. General. The voting, dividend and liquidation rights of the holders of Class A Common Shares are subject to and qualified by the rights, powers and privileges of the holders of Class B Common Shares set forth in this Restated Certificate.

2. Dividend Rights. The holders of Class A Common Shares, together with holders of Class B Common Shares on a pro-rata basis, shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

3. Voting Rights. Each holder of Class A Common Shares, as such, shall be entitled to the number of votes equal to the number of Class A Common Shares held by such stockholder. Holders of Class A Common Shares, as such, shall vote together with all other classes entitled to vote at any annual or special meeting of the stockholders and not as a separate class except as otherwise provided by law, and may act by written consent in lieu of an annual or special meeting of the stockholders. Any action required or permitted by the DGCL to be taken by the holders of the Class A Common Shares at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding Class A Common Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent and shall be delivered in accordance with Section 228 of the DGCL.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Class A Common Shares, together with holders of Class B Common Shares on a pro-rata basis, will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

5. Redemption. Class A Common Shares are not subject to redemption by the Corporation.

(C) Class B Common Shares.

1. Voting Rights. Except as otherwise specifically provided by law, the holders of Class B Common Shares, as such, shall have no voting rights with respect to their Class B Common Shares. The holders of Class B Common Shares, as such, may not act by written consent and any action required or permitted to be taken by the holders of Class B Common Shares, as such, must be effected at a duly called annual or special meeting of stockholders.

2. Redemption and Exchange Rights.

a. Subject to the provisions set forth in this Article IV(C), each holder of Class B Common Shares (other than Pubco) shall be entitled to cause the Corporation to redeem (a “Redemption”) the Class B Common Shares held by such stockholder at any time (the “Redemption Right”). A holder of Class B Common Shares desiring to exercise its Redemption Right (the “Redeeming Holder”) shall exercise such right by giving written notice thereof (the “Redemption Notice”) to the Corporation with a copy to Pubco. The Redemption Notice shall specify the number of Class B Common Shares (the “Redeemed Shares”), that the Redeeming Holder intends to have the Corporation redeem and a date (unless and to the extent that the Corporation in its sole discretion agrees in writing to waive such time periods) at least three Business Days in the future on which exercise of the Redemption Right shall be completed (the “Redemption Date”), provided that the Corporation, Pubco and the Redeeming Holder may change the number of Redeemed Shares and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them. Unless the Redeeming Holder has revoked or delayed a Redemption as provided in Article IV(C)2.c, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (x) the Redeeming Holder shall transfer and surrender the Redeemed Shares to the Corporation, free and clear of all liens and encumbrances, and (y) the Corporation, either itself or through its appointed transfer agent, shall transfer to the Redeeming Holder the consideration to which the Redeeming Holder is entitled under Article IV(C)2.b, provided that, if such Class B Common Shares are certificated, the Corporation, either itself or through its appointed transfer agent, shall issue to the Redeeming Holder a certificate for a number of Class B Common Shares equal to the difference (if any) between the number of Class B Common Shares evidenced by the certificate surrendered by the Redeeming Holder pursuant to clause (y) of this Article IV(C)2.a and the Redeemed Shares.

b. In exercising its Redemption Right, a Redeeming Holder shall be entitled to receive the Share Settlement (defined below) or the Cash Settlement (defined below); provided that the Corporation shall have the option to select whether the redemption payment is made by means of a Share Settlement or a Cash Settlement. Within three Business Days of delivery of the Redemption Notice, the Corporation shall give written notice (the “Contribution Notice”) to Pubco (with a copy to the Redeeming Holder) of its intended settlement method. The Corporation may (but shall not be obligated to) require, as a condition to any Share Settlement, that the holder of the Redeemed Shares provide evidence to the Corporation that such holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933.

c. In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Holder shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption, by giving written notice to the Corporation (with a copy to Pubco) within two Business Days of delivery of the Contribution Notice, if any of the following conditions exists: (i) Pubco shall have disclosed to such Redeeming Holder any material non-public information concerning Pubco, the receipt of which could reasonably be determined to result in such Redeeming Holder being prohibited or restricted from selling Pubco Shares at or immediately following the Redemption without disclosure of such information (and Pubco does not permit disclosure); (ii) any stop order or cease trade order relating to the Pubco Shares shall have been issued by the Canadian Securities Exchange or any other applicable exchange or an applicable securities regulatory authority; (iii) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Pubco Shares is then traded; (iv) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; or (v) the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period. If a Redeeming Holder delays the consummation of a Redemption pursuant to this Article IV(C)2.c, the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, Pubco and such Redeeming Holder may agree in writing).

d. The number of Pubco Shares or the Redeemed Shares Equivalent that a Redeeming Holder is entitled to receive under Article IV(C)2.b (through a Share Settlement or Cash Settlement, as applicable) shall not be adjusted on account of any dividends previously paid with respect to Pubco Shares.

e. In the event of a reclassification or other similar transaction as a result of which the Pubco Shares are converted into or exchanged for another security, then in exercising its Redemption Right a Redeeming Holder shall be entitled to receive the amount of such security that the Redeeming Holder would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date (or effective date in the event there is no associated record date) of such reclassification or other similar transaction.

f. Share Settlement. In the event the Corporation elects a Share Settlement in connection with a Redemption and the Redeeming Holder does not revoke its Redemption Notice, the Corporation shall cause to be issued and delivered the number of Pubco Shares representing the Share Settlement.

3. Special Mandatory Redemption. At any time when the Class B Common Shares are not registered under the Exchange Act, in the event any holder or group (within the meaning of Section 13(d)(3) of the Exchange Act) of holders of Class B Common Shares propose to enter into any transaction (a “Triggering Transaction”) pursuant to which (alone or together with any one or more of a series of related transactions (all such related transactions including the Triggering Transaction, collectively, a “Class B Common Share Acquisition”)) a number of outstanding Class B Common Shares in excess of 20% of the number of Class B Common Shares outstanding as of the Effective Time would be acquired by a single Purchaser (other than in an Excluded Transaction), such holder or group shall as a condition to consummating such Triggering Transaction offer or cause to be offered to the holders of record of Pubco Shares as of the record date for such Triggering Transaction (or, if there is no record date for such Triggering Transaction, as of the close of business on the day prior to the consummation of such Triggering Transaction) the opportunity to participate in the Class B Common Share Acquisition by selling their Pubco Shares for the same type (or the same choice between types) and per share amount of consideration as is paid to the holders of the outstanding Class B Common Shares to be sold in such Triggering Transaction, except and solely to the extent prohibited by applicable law. Notwithstanding the foregoing, (a) if the per share consideration in such Triggering Transaction is lower than the Average Price with respect to such Triggering Transaction, such offer for Pubco Shares shall be at a price no lower than such Average Price; (b) if any outstanding Class B Common Shares are sold in a transaction subsequent to such Triggering Transaction as part of the same Class B Common Share Acquisition (a “Subsequent Transaction”) for per share consideration greater than the Average Price with respect to such Subsequent Transaction, an offer in compliance with this Article IV(C)3 shall be made to the holders of Pubco Shares as of the record date for such Subsequent Transaction (or, if there is no record date for such Subsequent Transaction, as of the close of business on the day prior to the consummation of such Subsequent Transaction) to sell their shares in such Subsequent Transaction and, as a condition to the closing of such Subsequent Transaction, the holders selling outstanding Class B Common Shares in such Subsequent Transaction shall provide or cause to provided consideration in the applicable form or forms to each Person who sold Pubco Shares in such Triggering Transaction (or any prior Subsequent Transaction) at a price lower than the Average Price with respect to such Subsequent Transaction in an amount equal to the difference between (i) the Average Price with respect to such Subsequent Transaction and (ii) the sum of (A) the per share consideration paid to such Person in such Triggering Transaction (or in such prior Subsequent Transaction) and (B) any previous payments made to such Person pursuant to this clause (b); and (c) in the event the consideration in any such Triggering Transaction or any Subsequent Transaction is in the form of securities, the terms of such Triggering Transaction or Subsequent Transaction may provide that the consideration offered to any holder of Pubco Shares (or any former holder entitled to receive additional consideration pursuant to the preceding clause (b)) who is not an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933 may consist of cash in an amount equal to the fair market value of such securities consideration as determined by the Board of Directors. Such offer to holders of Pubco Shares may be made at any time prior to or within 60 days following the consummation of such Triggering Transaction or Subsequent Transaction, as applicable, provided that the acquisition of any Pubco Shares held by holders who accept such offer is consummated no later than such 60th day. For the avoidance of doubt, no such offer to holders of Pubco Shares shall be required to be made, and any such offer that has been made may be rescinded, if such Triggering Transaction or Subsequent Transaction is not consummated. In the event a Triggering Transaction or Subsequent Transaction is consummated without compliance by the holders of the outstanding Class B Common Shares sold in such Triggering Transaction or Subsequent Transaction with the requirements of this Article IV(C)3, the Class B Common Shares sold in such Triggering Transaction or Subsequent Transaction, as applicable, shall, immediately upon a determination of such non-compliance by the Board of Directors, cease to be outstanding and the Corporation shall, as promptly as practicable, pay a redemption price equal to the par value of the Class B Common Shares sold in such Triggering Transaction or Subsequent Transaction, as applicable, to the holders of record thereof as of a redemption date specified by the Board of Directors that is no later than 30 days following such determination of non-compliance. For purposes of this Article IV(C)3, no transaction pursuant to which Class B Common Shares are acquired will be deemed to be “related” to any other such transaction that is consummated more than 90 days before or after such first transaction.

4. Dividend Rights. The holders of Class B Common Shares, together with holders of Class A Common Shares on a pro-rata basis, shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

5. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Class B Common Shares, together with holders of Class A Common Shares on a pro-rata basis, will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

6. Certification and Transfer. Certificates representing the Class B Common Shares shall initially bear a legend reflecting their status as restricted securities under the Securities Act of 1933, as amended (the “Securities Act”). The Corporation shall have the right to require a legal opinion and such representations as it may deem appropriate in connection with the removal of such legend or any transfer of Class B Common Shares in order to confirm compliance of such transfer with the Securities Act.

7. Definitions. As used in this Restated Certificate:

a. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all immediate family members of such Person.

b. “Average Price” means, with respect to any Triggering Transaction or Subsequent Transaction, the average price paid for Class B Common Shares pursuant to the Class B Common Share Acquisition of which such Triggering Transaction or Subsequent Transaction is a part through and including the closing of such Triggering Transaction or Subsequent Transaction, as applicable.

c.  “Black-Out Period” means any “black-out” or similar period under Pubco’s policies covering trading in Pubco’s securities to which the applicable Redeeming Holder is subject, which period restricts the ability of such Redeeming Holder to immediately resell Pubco Shares to be delivered to such Redeeming Holder in connection with a Share Settlement.

d. “Board of Directors” means the board of directors of the Corporation.

e. “Business Day” means any day other than a Saturday or a Sunday or a day on which the principal securities exchange on which the Pubco Shares are traded or quoted is closed or banks located in Toronto, Ontario, Canada or Los Angeles, California generally are authorized or required by law to close.

f. “Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Shares Equivalent.

g. “Closing Date” means the date on which the business combination between Pubco and the Corporation is completed.

h. “Exchange Act” means Securities Exchange Act of 1934.

i. “Excluded Transaction” means a sale of Class B Common Shares to Pubco or any of its subsidiaries, including the Corporation.

j. “Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

k. “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, including any governmental entity.

l. “Pubco” means Mezzotin Minerals, Inc. (to be renamed Indus Holdings, Inc. on or about the Closing Date), a corporation existing under the laws of British Columbia, and any successors thereto.

m. “Pubco Share” means an issued and outstanding share of capital stock of Pubco defined as a “Subordinate Voting Share” under the Notice of Articles and Articles of Pubco.

n. “Purchaser” means any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act), together with all Affiliates of such Person or of any member of such group.

o. “Redeemed Shares Equivalent” means the product of (a) the Share Settlement and (b) the Share Redemption Price.

p. “Share Redemption Price” means the volume weighted average price for a Pubco Share on the principal securities exchange on which the Pubco Shares are traded or quoted, as reported by Bloomberg, L.P., or its successor, for each of the five consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Pubco Shares. If the Pubco Shares no longer trade on a securities exchange or automated or electronic quotation system, then the Corporation shall determine the Share Redemption Price in good faith.

q. “Share Settlement” means a number of Pubco Shares equal to the number of Redeemed Shares, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class B Common Shares or the Pubco Shares.

r. “Trading Day” means a day on which the principal securities exchange on which the Pubco Shares are traded or quoted is open for the transaction of business (unless such trading shall have been suspended for the entire day).

V.

A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. In the event that a member of the Board who is also a partner or employee of an entity that is a holder of capital stock of the Corporation and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board) and that may be an opportunity of interest for both the Corporation and such Fund (a “Corporate Opportunity”), then the Corporation (a) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Corporation and (b) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Corporation or any of its affiliates; provided, however, that such director acts in good faith.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation, subject to any restrictions that may be set forth in this Restated Certificate.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR:     This Seventh Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE:      This Seventh Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Seventh Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

In Witness Whereof, Indus Holding Company has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of __, 2019.

INDUS HOLDING COMPANY,
a Delaware corporation

By:/s/ Robert Weakley

Robert Weakley, Chief Executive Officer

SCHEDULE E
SUPER VOTING SHARE TERMS

(1)
An unlimited number of Super Voting Shares, without nominal or par value, having attached thereto the rights, privileges, restrictions and conditions as set forth below:

 (a)
Voting Rights. Holders of Super Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting holders of Super Voting Shares shall be entitled to 1,000 votes in respect of each Super Voting Share held.

(b)
Alteration to Rights of Super Voting Shares. As long as any Super Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares. Consent of the holders of a majority of the outstanding Super Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Super Voting Shares. In connection with the exercise of the voting rights contained in this paragraph (b) each holder of Super Voting Shares will have one vote in respect of each Super Voting Share held.

(c)
Dividends. Holders of Super Voting Shares shall not be entitled to receive dividends.

(d)
Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the Corporation will distribute its assets firstly and in priority to the rights of holders of any other class of shares of the Corporation (including the holders of the Subordinate Voting Shares of the Corporation (“Subordinate Voting Shares”)) to return the issue price of the Super Voting Shares to the holders thereof and if there are insufficient assets to fully return the issue price to the holders of the Super Voting Shares such holders will receive an amount equal to their pro rata share in proportion to the issue price of their Super Voting Shares along with all other holders of Super Voting Shares. The holders of Super Voting Shares shall not be entitled to receive directly or indirectly as holders of Super Voting Shares any other assets or property of the Corporation and their sole rights in respect of assets or property of the Corporation will be to the return of the issue price of such Super Voting Shares in accordance with this paragraph (d).

(e)
Subdivision or Consolidation. No subdivision or consolidation of the Super Voting Shares shall occur unless, simultaneously, the Super Voting Shares and the Subordinate Voting Shares are subdivided or consolidated in the same manner, or such other adjustment is made, so as to maintain and preserve the relative rights (including voting rights) of the holders of the shares of each of the said classes.

(f)
Rights to Subscribe; Pre-Emptive Rights. The holders of Super Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, bonds, debentures or other securities of the Corporation not convertible into Super Voting Shares, now or in the future.

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(g)
Transfer Restrictions. Super Voting Shares may be transferred by the holder thereof only in accordance with the terms of an Investment Agreement (the “Investment Agreement”) to be entered into between the Corporation and Robert Weakley (“Weakley”). The Investment Agreement will provide that Super Voting Shares may be transferred only (i) among a permitted transferee group (the “Permitted Transferee Group”) consisting of (A) Weakley, specified family members, entities controlled by Weakley or any such specified family members, trusts the sole beneficiaries of which are Weakley and/or any such specified family members, and affiliates of any such permitted non-individual transferees and (B) persons and entities who stand in such a relationship to a transferee of Super Voting Shares pursuant to clause (A) or this clause (B) or (ii) with the consent of the Corporation.

(h)
Redemption Rights. The Corporation will have the right to redeem all or some of the Super Voting Shares from a holder of Super Voting Shares according to the terms of the Investment Agreement. The Investment Agreement will provide that the Corporation may redeem (i) any or all of the Super Voting Shares in the event (A) Weakley resigns all of his positions with the Corporation and its subsidiaries other than for Good Reason, as defined in the Investment Agreement or (B) the Permitted Transferee Group holds less than 50% of the total number of outstanding Convertible Shares (as such term is defined in the Investment Agreement) and Subordinate Voting Shares held by Weakley and the other members of the Permitted Transferee Group as of the closing of the Business Combination (as such term is defined in the Investment Agreement) and (ii) any Super Voting Shares that are transferred in contravention of the Investment Agreement. The Corporation will also be required to redeem the Super Voting Shares in connection with a change in control transaction, as defined in the Investment Agreement, for their original purchase price.

In the event of a redemption of the Super Voting Shares, the Corporation shall provide two days prior written notice to the holder or holders of such Super Voting Shares and make a payment to the holder of an amount equal to the original purchase price for each Super Voting Share, payable in cash to the holders of the Super Voting Shares so redeemed. The Corporation need not redeem Super Voting Shares on a pro-rata basis among the holders of Super Voting Shares. Holders of Super Voting Shares to be redeemed by the Corporation shall surrender the certificate or certificates representing such Super Voting Shares to the Corporation at its records office duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed share transfers relating thereto). Each surrendered certificate shall be cancelled, and the Corporation shall thereafter make payment of the applicable redemption amount by certified cheque, bank draft or wire transfer to the registered holder of such certificate; provided that, if less than all the Super Voting Shares represented by a surrendered certificate are redeemed then a new share certificate representing the unredeemed balance of Super Voting Shares represented by such certificate shall be issued in the name of the applicable registered holder of the cancelled share certificate. If on the applicable redemption date the redemption price is paid (or tendered for payment) for any of the Super Voting Shares to be redeemed then on such date all rights of the holder in the Super Voting Shares so redeemed and paid or tendered shall cease and such redeemed Super Voting Shares shall no longer be deemed issued and outstanding, regardless of whether or not the holder of such Super Voting Shares has delivered the certificate(s) representing such securities to the Corporation, and from and after such date the certificate formerly representing the retracted Super Voting Shares shall evidence only the right of the former holder of such Super Voting Shares to receive the redemption price to which such holder is entitled.

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